                                                                  EXECUTION COPY
================================================================================
                                                                     EXHIBIT 2.2





                      MARSHALLS OF ROSEVILLE, MINN., INC.


                         _____________________________


                           STOCK PURCHASE AGREEMENT

                         _____________________________


                                    between

                            The TJX Companies, Inc.

                                   as Buyer

                                      and

                             Melville Corporation,

                                   as Seller



                         Dated as of October 14, 1995



================================================================================

                               TABLE OF CONTENTS


1. DEFINITIONS............................................................  1

   1.1.   Certain Matters of Construction.................................  1
   1.2.   Cross Reference Table...........................................  2
   1.3.   Certain Definitions.............................................  4

2. ACQUISITION; EXCLUDED LIABILITIES...................................... 12

3. PAYMENT AND CLOSING.................................................... 12

   3.1.   Transaction Price............................................... 12
   3.2.   Time and Place of Closing....................................... 13
   3.3.   Delivery........................................................ 13
   3.4.   Cash Price Adjustment........................................... 13

4. REPRESENTATIONS AND WARRANTIES OF SELLER............................... 16

   4.1.   Corporate Matters, etc.......................................... 16
   4.2.   Financial Statements, etc....................................... 18
   4.3.   Change in Condition............................................. 19
   4.4.   Liabilities..................................................... 22
   4.5.   Assets.......................................................... 22
   4.6.   Intellectual Property Rights.................................... 24
   4.7.   Accounts; Funds, etc............................................ 25
   4.8.   Certain Contractual Obligations................................. 25
   4.9.   Insurance, etc.................................................. 27
   4.10.  Transactions with Affiliates.................................... 28
   4.11.  Compliance with Laws, etc....................................... 28
   4.12.  Tax Matters..................................................... 28
   4.13.  [Intentionally Omitted.]........................................ 30
   4.14.  Employee Benefit Plans.......................................... 30
   4.15.  Environmental Matters, etc...................................... 31
   4.16.  Employees and Labor Relations................................... 32
   4.17.  Litigation, etc................................................. 32
   4.18.  [Intentionally Omitted]......................................... 33
   4.19.  Brokers, etc.................................................... 33

5. REPRESENTATIONS AND WARRANTIES OF BUYER................................ 33

   5.1.   Corporate Matters............................................... 33
   5.2.   Authorization and Enforceability................................ 33
   5.3.   Non-Contravention, etc.......................................... 33
   5.4.   Investment Intent............................................... 34
   5.5.   Litigation...................................................... 35

   5.6.   Financing.................................................... 35
   5.7.   Brokers, etc................................................. 35

6. CERTAIN AGREEMENTS OF THE PARTIES................................... 35
   6.1.   No Solicitation of Other Offers.............................. 35
   6.2.   Access to Premises and Information........................... 36
   6.3.   Confidentiality Covenant of Buyer............................ 36
   6.4.   Operation of Business in the Ordinary Course................. 36
   6.5.   Certain Notices.............................................. 38
   6.6.   Preparation for Closing...................................... 38
   6.7.   Tax Matters.................................................. 39
   6.8.   Expenses of Transaction...................................... 44
   6.9.   Confidentiality Covenants.................................... 45
   6.10.  Books and Records; Personnel................................. 46
   6.11.  Use of Certain Names and Marks............................... 46
   6.12.  Further Assurances........................................... 47
   6.13.  Reimbursement by the Parties................................. 47
   6.14.  Open and Closed Stores....................................... 47
   6.15.  Financial Statement Deliveries............................... 47
   6.16.  Insurance Policies........................................... 48
   6.17.  Divestiture.................................................. 48
   6.18.  Failed Consents.............................................. 51
   6.19.  No Solicitation or Employment................................ 53
   6.20.  Manchester, CT and Staten Island, NY Stores; Etc............. 53

7. CONDITIONS TO THE OBLIGATION TO CLOSE OF BUYER...................... 53
   7.1.   Representations, Warranties and Covenants.................... 53
   7.2.   Closing Agreements........................................... 54
   7.3.   Legality; Governmental Authorization; Litigation............. 54
   7.4.   Affiliate Debt............................................... 54
   7.5.   Financing.................................................... 54
   7.6.   Opinion of Counsel........................................... 55
   7.7.   General...................................................... 55

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF SELLER..................... 55
   8.1.   Representations, Warranties and Covenants.................... 55
   8.2.   Closing Agreements; Buyer Stock.............................. 55
   8.3.   Legality; Government Authorization; Litigation............... 56
   8.4.   Opinion of Counsel........................................... 56

9. EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS....................... 56
   9.1.   Definitions.................................................. 56


      9.2.   Disposition of Company Plans and Benefit Arrangements... 57
      9.3.   Employment.............................................. 58
      9.4.   Liabilities Retained or Assumed by Seller............... 58
      9.5.   Certain Severance Arrangements.......................... 60
      9.6.   Qualified Plans......................................... 60
      9.7.   Service Credit.......................................... 61
      9.8.   WARN Act................................................ 61

10.   INDEMNIFICATION................................................ 61
      10.1.  Indemnification......................................... 61
      10.2.  Time Limitation on Indemnification...................... 63
      10.3.  Monetary Limitations on Seller's Indemnification........ 63
      10.4.  Certain Matters of Construction......................... 64
      10.5.  Third Party Claims...................................... 64
      10.6.  No Circular Recovery.................................... 64
      10.7.  Nature of Indemnification Payments...................... 65

11.  CONSENT TO JURISDICTION; JURY TRIAL WAIVER...................... 66
      11.1.  Consent to Jurisdiction................................. 66
      11.2.  WAIVER OF JURY TRIAL.................................... 66

12.  TERMINATION..................................................... 67
     12.1.   Termination of Agreement................................ 67
     12.2.   Effect of Termination................................... 68

13.  MISCELLANEOUS................................................... 68
     13.1.   Entire Agreement; Waivers............................... 68
     13.2.   Amendment or Modification............................... 69
     13.3.   Survival, etc........................................... 69
     13.4.   Independence of Representations and Warranties.......... 69
     13.5.   Severability............................................ 69
     13.6.   Knowledge............................................... 69
     13.7.   Successors and Assigns.................................. 70
     13.8.   Notices................................................. 70
     13.9.   Public Announcements.................................... 71
     13.10.  Headings, etc........................................... 71
     13.11.  Third Party Beneficiaries............................... 71
     13.12.  Counterparts............................................ 71
     13.13.  Governing Law........................................... 72

                                   EXHIBITS

Exhibit A - Preferred Stock Subscription Agreement

Exhibit B - Standstill and Registration Rights Agreement

Exhibit C - Forms of Legal Opinions of Seller's Counsel

Exhibit D - Forms of Legal Opinions of Buyer's Counsel

                                   SCHEDULES


Schedule 3.4A            Form of Company Net Assets Statement

Schedule 3.4B            Estimated Statement of Company Net Assets as of
                         October 30, 1995

Schedule 4.1.4           Required Approvals, Consents, Filings, Etc.

Schedule 4.1.7           List of Company Subsidiaries

Schedule 4.3             Changes in Condition

Schedule 4.3(b)(i)       Budget

Schedule 4.3(b)(iv)(A)   Cash Management Program

Schedule 4.3(b)(iv)(B)   Distributions Made by the Company

Schedule 4.5.1           Real Property; Liens on Assets

Schedule 4.5.2(a)        Real Property Leases-In

Schedule 4.5.2(b)        Real Property Leases, Etc. Under Which
                         Company or a Subsidiary is Lessor

Schedule 4.6             Intangibles

Schedule 4.7             Bank Accounts

Schedule 4.8             Contractual Obligations

Schedule 4.9(a)          Insurance Policies and Binders

Schedule 4.10            Affiliate Relationships

Schedule 4.11            Violations and Defaults; Permits and Applications
                         Therefor

Schedule 4.12            Tax Exceptions

Schedule 4.14            Company Plans and Benefit Arrangements

Schedule 4.15        Environmental Matters

Schedule 4.16        Disputes with Employees

Schedule 4.17        Litigation Against Company or Subsidiaries

Schedule 6.4(d)      Certain Debt Incurrences

Schedule 6.20        Principal Terms of Manchester, CT and Staten Island, NY
                     Leases

Schedule 7.2(i)      Terms of Transitional Services

Section 9.5          Severance Benefits

Section 9.5A         Limit on Buyer Responsibility for Severance Benefits

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 14th day of October, 1995, between The TJX Companies, Inc., a Delaware corporation (the "Buyer"), and Melville Corporation, a New York corporation (the "Seller").

                                   Recitals

     1. Seller owns all of the issued and outstanding shares of capital stock (the "Shares") of Marshalls of Roseville, Minn., Inc., a Minnesota corporation (the "Company").

     2. Seller desires to sell and transfer the Shares to Buyer, and Buyer desires to purchase (the "Purchase") the Shares from Seller, all upon the terms
                          --------
and subject to the conditions set forth in this Agreement.

                                   Agreement

     Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.   DEFINITIONS.  For purposes of this Agreement:

     1.1. Certain Matters of Construction. In addition to the definitions referred to as set forth below in this Section 1:

           (a) The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

           (b)  The words "party" and "parties" shall refer to Seller and Buyer.

           (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

           (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by generally accepted accounting principles in effect as of the date hereof.

           (e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

     1.2. Cross Reference Table. The following terms defined in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

             Term                                      Definition
             ----                                      ----------

"Accountants"                                          Section 6.7(g)
"Accounting Policy Changes"                            Section 3.4(a)
"Affected Store"                                       Section 6.17
"Affiliate Relationships"                              Section 4.10
"Affiliated Group"                                     Section 4.12
"Agreement"                                            Preamble
"Annual Balance Sheet"                                 Section 4.2.1(a)
"Annual Financials"                                    Section 4.2.1(a)
"Assets"                                               Section 4.5.1
"Assumed Store Contribution"                           Section 6.17.1
"Benefit Arrangement"                                  Section 9.1(d)
"Benefit Transition Period"                            Section 9.2
"Books and Records"                                    Section 6.10(b)
"Budget"                                               Section 4.3(b)(i)
"Buyer"                                                Preamble
"Buyer's Closed Store Damages"                         Section 6.17.2
"Buyer's Deemed Sales Price Notice"                    Section 6.7(g)
"Cash Management Program"                              Section 4.3(b)(iv)
"Cash Price Adjustment"                                Section 3.4(b)
"Cash Purchase Price"                                  Section 3.1
"Closing"                                              Section 3.2
"Closing Agreements"                                   Section 7.2
"Closing Balance Sheet"                                Section 3.4(a)
"Closing Date"                                         Section 3.2
"Commitment Letter"                                    Section 5.6
"Company"                                              Recitals
"Company Net Assets"                                   Section 3.4(a)
"Company Net Assets Statement"                         Section 3.4(a)
"Company Plan"                                         Section 9.1(c)
"Confidentiality Agreement"                            Section 6.3
"Consent"                                              Section 6.18
"Contracts"                                            Section 4.8
"Coopers"                                              Section 3.4(a)
"Coopers Report"                                       Section 3.4(a)
"Delivered Lease"                                      Section 6.18
"DOL"                                                  Section 4.14(a)
"Employee"                                             Section 9.1(a)
"Environmental Condition"                              Section 10.8

"Equipment"                                             Section 4.8(f)
"Estimated Cash Purchase Price"                         Section 3.1
"Estimated Purchase Price"                              Section 3.1
"Eviction"                                              Section 6.18
"Financial Statements"                                  Sections 4.2.1(a) & 6.2
"Former Employee"                                       Section 9.1(b)
"General Survival Period"                               Section 10.2
"Goldman"                                               Section 5.7
"HSR Act"                                               Section 4.1.4
"Indemnifying Party"                                    Section 10.1
"Indemnitee"                                            Section 10.1
"Insurance Policies"                                    Section 4.9
"Intangibles"                                           Section 4.6
"Interim Balance Sheet"                                 Section 4.2.1(b)
"Interim Financials"                                    Sections 4.2.1(b) & 6.2
"Inventory Firm"                                        Section 3.4(a)
"Inventory Statement"                                   Section 3.4(a)
"IRS"                                                   Section 4.14(a)
"Landlord"                                              Section 6.18
"Lead Lenders"                                          Section 5.6
"Leases"                                                Section 4.5.2
"Leases-In"                                             Section 4.5.2
"Licenses"                                              Section 4.6
"Miscellaneous Taxes"                                   Section 6.7(c)
"Monthly Financials"                                    Sections 4.2.1(c) & 6.2
"Morgan Stanley"                                        Section 4.19
"New Buyer Store"                                       Section 6.17.1
"New Seller Store"                                      Section 6.17.1
"Non-Active Employees"                                  Section 9.3
"Permits"                                               Section 4.11
"Post-Closing Claims"                                   Section 6.16
"Post-Closing Tax Period"                               Section 6.7(c)
"Pre-Closing Tax Period"                                Section 6.7(c)
"Purchase"                                              Recitals
"Purchase Price"                                        Section 3.1
"Real Property"                                         Section 4.5.1
"Rent Increase"                                         Section 6.18
"Reserved Claims"                                       Section 10.2
"Salomon"                                               Section 5.7
"Section 338(h)(10) Election"                           Section 6.7(a)
"Securities Act"                                        Section 5.4(b)
"Seller"                                                Preamble
"Seller's Employee Stock Ownership Plan"                Section 9.1(e)

"Seller's 401(k) Profit Sharing Plan"                  Section 9.1(f)
"Shares"                                               Recitals
"Similar Sales Volume Stores"                          Section 6.17.1
"Store Contribution"                                   Section 6.17.1
"Store Schedule"                                       Section 6.17
"Target Net Asset Amount"                              Section 3.4(a)
"Tax Loss"                                             Section 6.7(c)(i)
"Transfer Taxes"                                       Section 6.7(e)
"Transitional Services Agreement"                      Section 7.2
"Undelivered Leases"                                   Section 4.5.2


     1.3. Certain Definitions. The following terms shall have the following meanings:

           1.3.1. Action. The term "Action" shall mean any claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, proceeding or investigation by or before any Governmental Authority (and whether brought by any Governmental Authority or any other Person).

           1.3.2. Affiliate. The term "Affiliate" shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or such specified Person); provided that neither the Company
                                             --------
     nor any Subsidiary shall be considered an Affiliate of Seller.

           1.3.3. Affiliate Debt. "Affiliate Debt" shall mean all Debt between the Company or any Subsidiary, on the one hand, and Seller or any Affiliate of Seller, on the other hand, and all intercompany advances of funds between the Seller or any of its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand.

           1.3.4. Alternative Accountants. The term "Alternative Accountants" shall mean an accounting firm of recognized national standing (other than Coopers and KPMG Peat Marwick) mutually acceptable to Seller and Buyer or if Seller and Buyer do not designate such a mutually acceptable firm within three Business Days of the date any dispute under this Agreement is required to be submitted to such a firm then an accounting firm of nationally recognized standing (other than Coopers and KPMG Peat Marwick) chosen by lot.

           1.3.5. Business. The term "Business" shall mean the business of the Company and its Subsidiaries as such business is currently conducted.

           1.3.6. Business Day. The term "Business Day" shall mean any day on which banking institutions in New York, New York and Boston, Massachusetts are customarily open for the purpose of transacting business.

           1.3.7. Buyer Stock. The term "Buyer Stock" shall mean the shares of Buyer's Series D Cumulative Convertible Preferred Stock, par value $1 per share, and Series E Cumulative Convertible Preferred Stock, par value $1 per share, to be issued by Buyer to Seller at Closing pursuant and subject to the terms of the Preferred Stock Subscription Agreement.

           1.3.8. By-laws. The term "By-laws" shall mean all written rules, regulations and by-laws, and all other documents (other than the Charter), relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

           1.3.9. Charter. The term "Charter" shall mean the certificate or articles of incorporation or organization, statute, constitution, joint venture or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

           1.3.10. Company Marks. The term "Company Marks" shall mean the name "Marshalls" and those trademarks required to be listed on Schedule 4.6, and all variations of the foregoing.

           1.3.11. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

           1.3.12. Compensation. The term "Compensation", as applied to any Person, shall mean all salaries, compensation, remuneration or bonuses of any character, and medical, surgical, dental, hospital, disability, unemployment, retirement, pension, vacation, insurance or fringe benefits of any kind, or other payments or benefits of any kind whatsoever made or provided directly or indirectly by or on behalf of the Company to such Person or members of the immediate family of such Person.

           1.3.13. Contractual Obligation. The term "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, indenture, Guarantee, commitment, undertaking or arrangement, written or oral, or other consensual document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

           1.3.14. Controlled Group. The term "Controlled Group", with respect to any Person, shall mean any Person which is a member of the same "controlled group", or under "common control", within the meaning of
     Section 414(b) or (c) of the Code or Section 4001(b) of ERISA, with such Person.

           1.3.15. Debt. "Debt" of any Person shall mean all obligations of such Person (i) in respect of indebtedness for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases and (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

           1.3.16. Distribution. The term "Distribution" shall mean, with respect to the capital stock of or other equity interests in any Person,
     (i) the declaration or payment of any dividend on or in respect of any shares of any class of such capital stock or in respect of any such equity interest; (ii) the purchase, redemption or other retirement of any shares of any class of such capital stock or of any such equity interest, directly, or indirectly through a Subsidiary or otherwise; and (iii) any other distribution on or in respect of any shares of any class of such capital stock or on or in respect of any such equity interest.

           1.3.17. Enforceable. The term "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms.

           1.3.18. Environmental Laws. The term "Environmental Laws" shall mean any Federal, state or local law relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health.

           1.3.19. Equity Securities. The term "Equity Securities" shall mean, with respect to any Person that is not a natural person, all shares of capital stock or other equity or beneficial interests issued by or created in or by such Person, all stock appreciation or similar rights or grants of, or other Contractual Obligation for, any right to share in the equity, income, revenues or cash flow of such Person, and all securities or other rights, warrants or other Contractual Obligations to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise.

           1.3.20. Excluded Liabilities. The term "Excluded Liabilities" shall mean all Liabilities (other than Liabilities for Taxes, which are referred to in Section 6.7) whenever arising with respect to any of the following (whether or not such matters are the subject of any representation or warranty made by or on behalf of Seller herein or are disclosed in any Schedule hereto or otherwise disclosed to Buyer):

               (i) operations and assets discontinued at any time on or prior to the Closing Date or leased or subleased or otherwise transferred to Persons other than the Company and its Subsidiaries at any time on or prior to the Closing Date or stores closed at any time on or prior to the Closing Date (including, without limitation, Liabilities for severance and other employee costs, lease and other occupancy costs and contingent lease obligations);

               (ii) product liability claims whenever arising from products sold on or prior to the Closing Date;

               (iii) general, automobile or public liability claims (whether or not insured, including as a result of deductibles, retentions or limits in any insurance policies), other than product liability claims, arising from occurrences on or prior to the Closing Date;

               (iv) any Action pending or, to the knowledge of Seller, threatened in writing against the Company or any Subsidiary on or prior to the Closing Date (including without limitation the matter disclosed on Schedule 4.17 related to the Americans with Disabilities Act ), except insofar as any such Action is brought as a result of the transactions contemplated hereby;

               (v)  any Liability for which Seller is responsible under Section
           9;

               (vi) corporate owned life insurance directly or indirectly benefitting Seller or any of its Affiliates and any related employee or death benefits;

               (vii) the environmental contamination on or adjacent to or emanating from the portion of the property leased by Gasolinas de Puerto Rico at the Bayamon, Puerto Rico Store No. 626 of the Company or any Subsidiary and on or adjacent to or emanating from the portion of the property leased by Gasolinas de Puerto Rico or Isla Petroleum Corporation at the Carolina, Puerto Rico owned Real Property, in each case as reported in certain environmental site assessment reports previously provided by Seller to Buyer (and including any contamination arising from the spread, migration or leaching of such reported contamination);

               (viii) environmental contamination emanating from (y) a 5,000 gallon underground storage tank removed in 1993 and located at the Company's warehouse/distribution center in Woburn, Massachusetts (but only to the extent the Liabilities resulting from the matters described in this clause (y) exceed $50,000), and (z) two underground storage tanks removed in 1983 and a sandy area possibly used for the disposal of waste located at the Company's warehouse/distribution center in Chelmsford, Massachusetts (but only to the extent the Liabilities resulting from the matters described in this clause (z) exceed $50,000).

               (ix) any Liability of the Company or any Subsidiary to Seller or any of its Affiliates in respect of Affiliate Debt or in respect of other obligations, states of facts or conditions in existence at or prior to the Closing Date, except for (A) Liabilities incurred after the Closing Date under agreements or leases to be entered into between the Company or its Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, pursuant to Sections 6.20 and 7.2(i) and (B) any Guarantee by Seller or its Affiliates of any Lease or the Guarantee of Seller disclosed in Schedule 4.8(e);

               (x) except for capital lease obligations set forth in the Interim Balance Sheet and incurred since such date in the Ordinary Course of Business and in amounts consistent with the Budget, any Liability of the Company or any Subsidiary in respect of Debt incurred prior to the Closing (other than Debt owed solely to the Company or any wholly owned Subsidiary) or any other Liability of the Company or any Subsidiary incurred prior to, or arising out of the conduct of the Business prior to, the Closing of a category properly classified as long-term in accordance with generally accepted accounting principles consistently applied by the Company (and including the current portion of any such long-term Liability and the remaining portion of any Liability that when incurred or arising should have been properly classified as a long-term Liability in accordance with generally accepted accounting principles and as to which only the current portion remains); and

               (xi) all Liabilities of a category set forth under the caption "Items to be Assumed/Retained by Seller" in Schedule 3.4B, including Appendix A thereto (whether or not any such Liability would be required to be set forth on a balance sheet prepared as of the Closing Date in accordance with generally accepted accounting principles).

           1.3.21. ERISA. The term "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

           1.3.22. Generally Accepted Accounting Principles. The term "generally accepted accounting principles" shall mean generally accepted accounting principles, as in effect on the date hereof.

           1.3.23. Governmental Authority. The term "Governmental Authority" shall mean any U.S. federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

           1.3.24. Governmental Order. The term "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

           1.3.25. Guarantee. The term "Guarantee", with respect to any Person, shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person
     (A) to pay the Debt of such other Person, (B) to purchase any obligation owed by such other Person, (C) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such other Person to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such other Person, and (iii) any liability of such Person as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

           1.3.26. Hazardous Substances. The term "Hazardous Substances" shall mean (i) substances which contain substances defined in or regulated under the following Federal statutes, as amended, and their state counterparts, as well as these statutes' implementing regulations as amended from time to time and as interpreted by administering Governmental Authorities: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) PCBs; (vi) asbestos; (vii) any substance with respect to which a Governmental Authority requires environmental investigation, monitoring, reporting or remediation; and
     (viii) any other hazardous, noxious, radioactive or toxic materials or substances.

           1.3.27. Income Tax. The term "Income Tax" means any Tax which is, in whole or in part, based on or measured by income or gains.

           1.3.28. Legal Requirement. The term "Legal Requirement" shall mean any U.S. federal, state or local or any foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

           1.3.29. Liabilities. The term "Liabilities" shall mean any and all liabilities and obligations, whether accrued, fixed, absolute or contingent, matured or unmatured or determined or determinable, or otherwise.

           1.3.30. Lien. The term "Lien" shall mean any mortgage, pledge, lien, security interest, charge, attachment, equity or other encumbrance, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that (A) payment of such obligations is not in arrears or otherwise due and (B) such liens do not and will not, individually or in the aggregate, have a Material Adverse Effect or materially affect the use of any Real Property, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

           1.3.31. Losses. The term "Losses" shall mean any and all losses, damages, obligations, Liabilities, claims, awards (including, without limitation, awards of punitive or treble damages or interest), assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses and costs and expenses of collection).

           1.3.32. Material Adverse Effect. The term "Material Adverse Effect" shall mean any adverse change in or effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries (or of another specified Person) that, when considered either singly or together with all other adverse changes and effects with respect to which such phrase is used in this Agreement, is material to the Company and its Subsidiaries (or to such other specified Person and its Subsidiaries), taken as a whole; provided,
                                                                     --------
     however, that when such term is used in reference to Buyer, such term shall
     -------
     not include any change or effect attributable to the Company or any Subsidiary.

           1.3.33. Ordinary Course of Business. The term "Ordinary Course of Business" shall mean the ordinary course of the Business consistent with past custom and practice.

           1.3.34. Preferred Stock Subscription Agreement. The term"Preferred Stock Subscription Agreement" shall mean the Preferred Stock Subscription Agreement to be entered into by Buyer and Seller at or prior to the Closing in the form of Exhibit A hereto.

           1.3.35. Person. The term "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any Governmental Authority.

           1.3.36. Standstill and Registration Rights Agreement. The term "Standstill and Registration Rights Agreement" shall mean the Standstill and Registration Rights Agreement to be entered into by Buyer and Seller at or prior to the Closing in the form of Exhibit B hereto.

           1.3.37. Subsidiary. The term "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly at least a majority of the outstanding capital stock (or other shares of equity interest) entitled to vote generally in the election of directors or in which the Company (or other specified Person) is a general partner or joint venturer without limited liability.

           1.3.38. Taxes. The term "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental taxes under Code Section 59A, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, levy, duty, impost or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

           1.3.39. Tax Return. The term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. ACQUISITION; EXCLUDED LIABILITIES. Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date, all of the Shares. At the Closing, Seller shall retain and assume and remain or become primarily obligated with respect to all Excluded Liabilities.

3.   PAYMENT AND CLOSING.

     3.1. Transaction Price. (a) In consideration of the sale and transfer of the Shares by Seller to Buyer and of the agreement by Seller to perform each of the other obligations and covenants to be fulfilled or complied with by them hereunder, including, without limitation, the agreement of Seller to perform its obligations and covenants set forth in Section 6.9 hereof, Buyer shall:

               (i) pay to Seller at the Closing (by wire transfer of immediately available federal funds to an account designated by Seller by notice to Buyer not fewer than three Business Days prior to the Closing Date) an aggregate amount (the "Estimated Cash Purchase Price") equal to $375,000,000; and

               (ii)  issue and deliver to Seller the Buyer Stock.

     At the option of Buyer, Buyer may increase the amount of the Estimated Cash Purchase Price by all or any portion of the proceeds received by Buyer after the date hereof from the sale of any operating Subsidiary or division of Buyer or the sale by Buyer of shares of its common stock or preferred stock mandatorily convertible into common stock. If Buyer elects such option, the amount of Series D Preferred Stock to be issued and delivered at Closing as part of the Buyer Stock shall be reduced (and the Estimated Cash Purchase Price shall be appropriately increased) so that the aggregate liquidation preferences of the outstanding Series D Preferred Stock immediately following issuance of the Series D Preferred Stock actually issued equals the amount such preferences would have been if Buyer had not elected such option minus the amount by which
                                                     -----
Buyer has elected to increase the Estimated Cash Purchase Price. For all purposes of this Agreement, the terms Estimated Cash Purchase Price and Buyer Stock shall mean the amounts thereof after giving effect to the provisions of this paragraph.

     The Buyer Stock and the Estimated Cash Purchase Price are referred to herein collectively as the "Estimated Purchase Price". The Estimated Cash Purchase Price and the Estimated Purchase Price (but not the Buyer Stock) shall be subject to adjustment following the Closing as set forth in Section 3.4 below. The Estimated Cash Purchase Price and the Estimated Purchase Price as so adjusted are referred to herein as the "Cash Purchase Price" and the "Purchase Price", respectively. The parties agree that the value of the Buyer Stock equals $175,000,000.

     3.2. Time and Place of Closing. The closing of the purchase and sale of the Shares and the other transactions contemplated by this Agreement (the "Closing") shall take place at the Conference Center of Ropes & Gray in Boston, Massachusetts at 10:00 a.m. (local time) on November 16, 1995, or at such other time or place upon which the parties may agree, provided that all conditions to Closing have been satisfied or waived as provided in Sections 7 and 8 (the day on which the Closing takes place being referred to herein as the "Closing Date").

     3.3. Delivery. At the Closing, Seller will convey, transfer and assign the Shares to Buyer free and clear of any Liens (including without limitation restrictions on transfer or voting), and will deliver to Buyer a certificate or certificates evidencing all of the Shares duly endorsed or accompanied by separate stock power(s) duly endorsed, in each case with signature(s) guaranteed, with all required stock transfer Tax stamps affixed and in form proper for transfer, against delivery by Buyer of the Estimated Purchase Price as set forth in Section 3.1 above.

     3.4.  Cash Price Adjustment.

           (a) As promptly as possible following the Closing Date, the Company shall prepare a consolidated balance sheet of the Company and its Subsidiaries as of a time immediately prior to the Closing (the "Closing Balance Sheet") in accordance with generally accepted accounting principles applied consistently with the Company's past practices used in the preparation of the Annual Financials, except that inventory will be determined using the first-in first-out inventory cost method and without regard to the Company's adoption of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the change in the Company's accounting policy with respect to the capitalization of internally developed software (the "Accounting Policy Changes"). During the fourteen (14) days preceding the Closing Date, RGIS (the "Inventory Firm") shall conduct a wall-to-wall physical count of all the owned inventory located at the stores, distribution centers and warehouses of the Company and its Subsidiaries. Buyer, Seller and their respective accountants shall have the opportunity to observe the physical count of the inventory. As promptly as practicable and no later than fourteen (14) days following the Closing Date, the Inventory Firm shall deliver to Seller and Buyer a written statement setting forth the counted value of the inventory (the "Inventory Statement"). The inventory reflected on the Closing Balance Sheet shall be calculated in accordance with generally accepted accounting principles consistently applied by the Company based on the Inventory Statement, utilizing the retail method for the store inventory and the cost method for the warehouse and distribution centers as consistently applied by the Company in preparation of the Annual Financials, except inventory cost will be determined using the first-in first-out inventory cost method. Amounts reflected on the Closing Balance Sheet for those elements, accounts or items to be included in the calculation of Company Net Assets shall include all known and estimated assets and liabilities as of the Closing Date consistent with the Company's fiscal year-end cut-off procedures.

           As promptly as possible following the receipt of the unaudited Closing Balance Sheet, Coopers & Lybrand L.L.P. ("Coopers") shall perform procedures agreed upon by the parties and Coopers (as set forth in Appendix B to Schedule 3.4B) in connection with the elements, accounts or items of the Closing Balance Sheet that are to be included in the calculation of Company Net Assets for the purposes of issuing a report (the "Coopers Report") thereon detailing the results of such procedures as applied by Coopers in accordance with standards established by the American Institute of Certified Public Accountants (and prior to the issuance by Coopers of such report, KPMG Peat Marwick and representatives of Seller and the Company reasonably designated by Seller shall have the opportunity to review Coopers' work papers and to be present during the performance of all such procedures). Adjustments proposed by Coopers to the elements, accounts or items of the Closing Balance Sheet to be included in the calculation of Company Net Assets will be aggregated and to the extent the total of such adjustments exceeds $750,000 on a net basis, such excess adjustments shall be reflected in the Closing Balance Sheet for the purpose of calculating Company Net Assets. Coopers shall furnish the Coopers Report to Seller and Buyer within 75 days following the Closing or as soon thereafter as practicable.

           Within 10 days following delivery of the Coopers Report, Coopers shall prepare and deliver a Company Net Assets Statement in substantially the form of Schedule 3.4A, which will include a calculation of the Cash Purchase Price in the form of Appendix A thereto. Assets and liabilities on the Company Net Assets Statement will be equal to such items in the Closing Balance Sheet except as otherwise specified in Schedule 3.4A and will exclude the impact of the Accounting Policy Changes and will reflect property on a gross cost basis. The Company Net Assets Statement will exclude those assets and liabilities detailed in Schedule 3.4B, including Appendix A thereto, under the columns titled "Items to be Assumed/Retained by Seller" and "Other Adjustments". "Company Net Assets" shall mean the net asset figure appearing on the Company Net Assets Statement.

           Schedule 3.4B sets forth Company Net Assets on an estimated basis as of October 30, 1995. The "Target Net Asset Amount" shall mean $968,372,000 (which amount equals the net asset figure shown under the column styled "Estimated Statement of Net Assets" on said Schedule 3.4B).

           (b) If the amount of Company Net Assets as set forth on the Company Net Assets Statement is: (i) less than the Target Net Asset Amount, then the amount by which Company Net Assets are less than the Target Net Asset Amount shall be paid to Buyer by Seller; or (ii) greater than the Target Net Asset Amount, then the amount by which Company Net Assets are greater than the Target Net Asset Amount shall be paid to Seller by Buyer but in no event shall such payment to Seller be greater than $50 million. Any amount due as a result of the operation of this
     Section 3.4(b) shall be referred to herein as the "Cash Price Adjustment" and shall be treated for all purposes as an adjustment to the Purchase Price. The Cash Purchase Price shall be the Estimated Cash Purchase Price decreased or increased, as the case may be, by the Cash Price Adjustment.

           (c) If Seller disagrees with the Company Net Assets Statement or the Cash Purchase Price, Seller shall, within twenty (20) Business Days after receipt of the Company Net Assets Statement furnish to Buyer a written statement of such disagreement, together with an explanation of the reasons therefor. If Seller does not furnish such a statement to Buyer within such period, the amount of Company Net Assets set forth on the Company Net Assets Statement and the amount of the Cash Purchase Price derivable therefrom shall be binding and conclusive on all parties hereto. If Seller does furnish such a statement to Buyer within such period, the parties hereto shall first use commercially reasonable efforts to resolve such disagreement among themselves. If the parties are unable to resolve the dispute within 20 calendar days after delivery of such notification, the dispute shall be submitted to the Alternative Accountants for resolution. The parties shall request the Alternative Accountants to resolve the dispute within 30 calendar days after submission. The determination of the Alternative Accountants as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All determinations pursuant to this Section 3.4(c) shall be in writing and shall be delivered to the parties hereto. Any award made pursuant to this Section 3.4(c) may be entered in and enforced by any court referred to in Section 11.1 hereof and the parties hereby consent and commit themselves to the jurisdiction of any such court for purposes of the enforcement of any such award.

           (d) The fees and expenses of Coopers related to the matters set forth in this Section 3.4 shall be borne by Buyer and the fees and expenses of KPMG Peat Marwick related to the matters set forth in this Section 3.4 shall be borne by Seller. Each party will bear all expenses for any special work performed at its request in connection with the matters that are the subject of this Section 3.4. The fees and costs of the Inventory Firm associated with the taking of the physical inventory shall be shared equally by Buyer and Seller. The fees and expenses of the Alternative Accountants in connection with the resolution of disputes pursuant to paragraph (d) above shall be shared equally by Buyer and Seller.

           (e) The amount of the Cash Price Adjustment shall bear interest at an annual rate equal to the reference rate from time to time of Morgan Guaranty Trust Company of New York plus 1% from and including the Closing Date to, but excluding, the date of payment. The Cash Price Adjustment, together with accrued interest thereon, shall be paid within three Business Days after the later of (i) five Business Days after delivery of the Company Net Assets Statement, including the calculation of the Cash

     Purchase Price appended thereto, and (ii) the earlier of the resolution of any dispute by Buyer and Seller following notification of Seller's disagreement to Buyer pursuant to Section 3.4(c) above or a determination by the Alternative Accountants pursuant to Section 3.4(c) above. Any such amount shall be paid by wire transfer of immediately available funds to an account designated by the party to receive such payment.

           (f) The provisions of this Section 3.4 and the Schedules referred to in this Section 3.4 shall be used solely for the purpose of calculating the amount of the Cash Price Adjustment, if any, and shall not affect the ownership of any assets or rights or the responsibility for any liabilities, except to the extent set forth in the definition of Excluded Liabilities.

4. REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     4.1.  Corporate Matters, etc.

           4.1.1. Incorporation and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority, corporate and otherwise, to enter into this Agreement and each of the Closing Agreements, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

           4.1.2. Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the jurisdiction of its incorporation or organization. Each of the Company and each of its Subsidiaries has all requisite power and authority, corporate and otherwise, to carry on the Business as currently conducted, and to consummate the transactions contemplated hereby. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or otherwise, and is in good standing as such, in each jurisdiction where the nature of the Company's or such Subsidiary's activities or its ownership or leasing of property require such qualification, except such failures to be so qualified as have not had and will not have a Material Adverse Effect.

           4.1.3. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and is Enforceable against Seller. Each of the Closing Agreements to which Seller or any of its Affiliates is intended to be party has been duly authorized, and, on or before the Closing Date, will be duly executed and delivered by Seller or its applicable Affiliate and be Enforceable against Seller or such Affiliate.

           4.1.4. Non-Contravention, etc. No approval, consent, waiver, authorization or other order of, and no filing, registration, qualification or recording with, any Governmental Authority or any other Person (other than any party to any Lease-In other than the Company or any Subsidiary) is required to be obtained or made by or on behalf of Seller or the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for (i) satisfaction of the requirements of the Hart-Scott-Rodino Antitrust Improvements of 1976, as amended (the "HSR Act"), (ii) items listed on Schedule 4.1.4 which shall have been obtained or made and shall be in full force and effect at the Closing (subject to the materiality exception set forth at the end of the next sentence) and
     (iii) any other of the foregoing items required to be obtained from or made with any Person other than any Governmental Authority which the failure to obtain or make, individually or in the aggregate, have and could reasonably be expected to have neither a Material Adverse Effect nor a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby. Except as set forth on Schedule 4.1.4, neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereby (including, without limitation, the execution, delivery and performance of the Closing Agreements) does or will constitute, result in or give rise to (i) a breach or violation or default under any Legal Requirement applicable to Seller, the Company or any of its Subsidiaries, (ii) a breach of or a default under any Charter or By-Laws provision of Seller, the Company or any of its Subsidiaries, (iii) the acceleration of the time for performance of any obligation under any Contractual Obligation (other than any Lease-In) of Seller, the Company or any of its Subsidiaries, (iv) the imposition of any Lien upon or the forfeiture of any Asset, other than any Asset held under any Lease-In, (v) a breach of or a default under any Contractual Obligation (other than any Lease-In) of Seller, the Company or any of its Subsidiaries, or (vi) right to any severance payments other than by operation of law (including without limitation if such payments become due only if employment is terminated following the Closing), termination, right of termination, modification of terms or change in benefits or burdens under any Contractual Obligation (other than any Lease-In), other than in the case of clauses (i), (iii), (iv), (v) and (vi) such as, individually or in the aggregate, have and could reasonably be expected to have neither a Material Adverse Effect nor a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

           4.1.5. Title, etc. Seller has good and marketable title to all Shares free and clear of any Liens (including without limitation restrictions on transfer or voting). Except for this Agreement, there is no Contractual Obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire the Shares or any other securities of the Company or any of its Subsidiaries. Upon delivery of certificates representing the Shares, and delivery of the consideration therefor as herein contemplated, Buyer will receive good and marketable title to the

     Shares, free and clear of any Liens (including without limitation restrictions on transfer or voting) and subject to no rescission or similar rights or equities of any kind.

           4.1.6. Capitalization. The only issued and outstanding shares of capital stock of the Company are the Shares, all of which are duly authorized, validly issued, fully paid and non-assessable, and all of which are beneficially owned and held of record by Seller. There is no Contractual Obligation or Charter or By-law provision that obligates the Company or any Subsidiary to issue, purchase or redeem, or make any payment in respect of, any Equity Security.

           4.1.7. Subsidiaries. Except as indicated therein, the Company has only the Subsidiaries listed in Schedule 4.1.7. Not later than the tenth day after the date hereof, Seller will deliver to Buyer a complete substitute Schedule 4.1.7 that lists no Persons other than those that are Subsidiaries as of the date hereof and sets forth the name and jurisdiction of incorporation or organization, the date of incorporation or organization, the issued and outstanding shares of capital stock, and the federal or foreign taxpayer identification number of each such Subsidiary. The Company is the direct or indirect record and beneficial owner of all of the issued and outstanding shares of capital stock of each of its Subsidiaries, such shares have been duly authorized and validly issued and are fully paid and nonassessable, and the Company or a wholly owned direct or indirect Subsidiary has good and marketable title to such shares free and clear of any Liens (including without limitation restrictions on transfer or voting). There is no outstanding Equity Security of any Subsidiary other than its issued and outstanding shares of capital stock. The Company has no investment in any Person other than (a) its Subsidiaries, (b) demand deposit or money market accounts and (c) advances made to suppliers in the Ordinary Course of Business. No Subsidiary has any investment in any Person other than (a) demand deposit or money market accounts and (b) advances made to suppliers in the Ordinary Course of Business.

           4.1.8. Charter and By-laws. Seller has heretofore delivered to Buyer a true and complete copy of the Charter and By-laws of the Company and each of its material Subsidiaries, in each case in the form currently in effect and as will be in effect immediately prior to the Closing, and at least ten Business Days prior to the Closing, Seller will have delivered to Buyer a true and complete copy of the Charter and By-laws of each of the other Subsidiaries, in each case in the form then in effect and as will be in effect immediately prior to the Closing.

     4.2.  Financial Statements, etc.

           4.2.1. Financial Information. Buyer has been furnished with true and complete copies of each of the following:

               (a) The unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1994 (the "Annual Balance Sheet") and the related statement of earnings for the fiscal year then ended, and similar financial statements as at the end of and for each of the preceding two fiscal years (the "Annual Financials" and, together with the Interim Financials and the Monthly Financials, the "Financial Statements").

               (b) The unaudited consolidated balance sheets of the Company and its Subsidiaries as of July 1, 1995 (the "Interim Balance Sheet") and as of July 1, 1994 and related unaudited consolidated statements of earnings of the Company and its Subsidiaries for each of the six-month periods then ended (the "Interim Financials").

               (c) Monthly unaudited consolidated statements of earnings of the Company and its Subsidiaries for the months of July and August, 1995, such monthly income statements having been prepared in the form customarily prepared by management for internal use (the "Monthly Financials").

               (d) The adjusted unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1994 and the related statement of earnings for the fiscal year then ended, and similar financial statements as at the end of and for each of the preceding two fiscal years.

           4.2.2. Character of Financial Information. The Annual Financials and the Interim Financials were prepared in accordance with generally accepted accounting principles consistently applied by the Company throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries for the periods specified therein, subject to an absence of footnotes and in the case of the Interim Financials to normal year-end audit adjustments which will not in the aggregate be material. Such financial information reflects the Company's accounting policies currently in effect and does not reflect the impact of the Accounting Policy Changes.

     4.3.  Change in Condition.  Except for the matters set forth in
Schedule 4.3, since the date of the Interim Balance Sheet:

           (a) The Business has been conducted only in the Ordinary Course of Business (except as otherwise required by the terms of this Agreement), and without limiting the generality of the foregoing, the Company and its Subsidiaries have made capital expenditures in the Ordinary Course of Business and in an aggregate amount consistent with the Budget;

           (b)  Neither the Company nor any of its Subsidiaries has:

                 (i) made any capital expenditures except routine expenditures for repairs and maintenance and except in an aggregate amount consistent with the budget set forth on Schedule 4.3(b)(i) hereto (the "Budget");

                (ii) incurred or otherwise become liable in respect of any Debt (other than Affiliate Debt, none of which will be outstanding as of the Closing) or become liable in respect of any Guarantee, other than Debt, intercompany advances or any Guarantee between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries;

               (iii) mortgaged or pledged an Asset or subjected any Asset to any Lien except Liens disclosed on Schedule 4.5.1;

                (iv) declared or made any Distribution (other than (A) distributions of cash to Seller in the Ordinary Course of Business pursuant to the cash management program of Seller and its Subsidiaries, a true and correct description of which is included on
           Schedule 4.3(b)(iv)(A) (the "Cash Management Program"); (B) the distributions set forth on Schedule 4.3(b)(iv)(B); (C) distributions of cash or of any receivable constituting Affiliate Debt in connection with the repayment or cancellation of Affiliate Debt; and
           (D) distributions or contributions in connection with an increase in or the repayment or cancellation (in whole or in part) of Debt or intercompany advances between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries);

                 (v) sold, leased to others or otherwise disposed of any of its Assets (except for sales of inventory in the Ordinary Course of Business and except as contemplated by clause (iv) of this Section 4.3(b));

                (vi) purchased any Equity Security of any Person other than of a direct or indirect wholly owned Subsidiary of the Company, or any assets (other than inventory) material in amount or constituting a business, or been party to any merger, consolidation or other business combination or entered into any Contractual Obligation relating to any such purchase, merger, consolidation or business combination;

               (vii) made any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in or to the Company or its wholly owned Subsidiaries and other than loans or advances to suppliers in the Ordinary Course of Business;

               (viii) canceled or compromised any Debt or claim other than in the Ordinary Course of Business and other than any Affiliate Debt or any Debt, intercompany advances or claim between the Company and a wholly owned Subsidiary or between wholly owned Subsidiaries;

               (ix) sold, transferred, licensed or otherwise disposed of any Intangibles other than in the Ordinary Course of Business;

               (x) made or agreed to make any material change in its customary methods of accounting or accounting practices except for the Accounting Policy Changes;

               (xi) engaged in or become obligated in respect of any transaction with Seller or any Affiliate of Seller, except in accordance with the Cash Management Program or as described on
           Schedule 4.3(b)(iv)(B) or Schedule 4.10.

               (xii) waived or released or permitted to lapse any right of material value except in the Ordinary Course of Business; or

               (xiii)  instituted, settled or agreed to settle any material
           Action;

           (c) Neither the Company nor any of its Subsidiaries has (i) had any material change in its relationships with its employees, agents, customers or suppliers, or (ii) made any changes in the rate of Compensation payable (or paid or agreed or orally promised to pay, conditionally or otherwise, any extra Compensation) to any director, officer, manager, employee, consultant or agent of the Company (other than increases granted in the Ordinary Course of Business and consistent with past practices, which increases will not have a Material Adverse Effect);

           (d) There has been no amendment of any material provision of any Equity Security of the Company or any Subsidiary;

           (e) Neither Seller nor any of its Affiliates nor the Company nor any of its Subsidiaries has entered into any Contractual Obligation (and Seller and its Affiliates have not entered into any Contractual Obligation obligating the Company or any of its Subsidiaries) to do any of the things referred to in clauses (a) through (d) above with respect to the Company, any Subsidiary or the Business; and

           (f)  No Material Adverse Effect has occurred.

     4.4. Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, other than, to the extent the existence thereof is consistent with all other representations and warranties of Seller:

           (a)  set forth on the Interim Balance Sheet;

           (b) incurred in usual amounts since the date of the Interim Balance Sheet in the Ordinary Course of Business;

           (c)  in respect of the Leases and Contracts; or

           (d) in respect of purchase orders or similar Contractual Obligations for the purchase of inventory in the Ordinary Course of Business.

           (e) between the Company and a wholly owned Subsidiary or between wholly owned Subsidiaries;

           (f)  any Excluded Liabilities; or

           (g) other undisclosed Liabilities which, individually or in the aggregate, are not material to the Company or its Subsidiaries, taken as a whole.

     4.5.  Assets.

           4.5.1. Title to Assets; Owned Real Estate. The Company and its Subsidiaries have good and marketable title to, or, in the case of property held under lease or other Contractual Obligation, a valid and enforceable right to use under an Enforceable Lease or License, all of their properties, rights and assets, whether real, personal or intellectual and whether tangible or intangible (collectively, the "Assets"), including, without limitation, all properties, rights and assets reflected in the Interim Balance Sheet or acquired after the date of the Interim Balance Sheet (except as sold or otherwise disposed of since the date of the Interim Balance Sheet in the Ordinary Course of Business or as otherwise permitted by this Agreement to be disposed of since the date of the Interim Balance Sheet). Schedule 4.5.1 contains a true, correct and complete list of all real property and improvements (collectively, "Real Property") which are owned by the Company or any Subsidiary. Seller has furnished to Buyer true and correct copies of all title reports and title insurance policies with respect to the Real Property listed in Schedule 4.5.1. The Assets are not subject to any Lien except as described in said Schedule. The Assets (including, without limitation, Real Property, the Intangibles, the Leases and the Contracts), together with the services to be provided to the Company after the Closing pursuant to the Transitional Services Agreement, constitute all properties, rights and Assets held for or used in or necessary for the conduct of the Business as currently conducted.

           4.5.2.   Real Property Leases.

     Schedule 4.5.2(a) sets forth a true, correct and complete list of each Real Property location which is leased or subleased, or which has been agreed to be leased or subleased, as lessee or sublessee by the Company or any Subsidiary (all of the leases, subleases or other Contractual Obligations pursuant to which such Real Property locations are held or are to be held being referred to herein collectively as the "Leases-In"). Section A of said Schedule lists for each Lease-In pertaining to the retail department stores the store ID number, the name of the lessee, and the city and state of its location. Section B of said Schedule lists Leases-In pertaining to the home office facilities. Section C of said Schedule lists Leases-In pertaining to regional and local offices, distribution facilities and local warehouses. Section D of such Schedule lists those other properties in which the Company or a Subsidiary retains an interest. Sections B, C and D include information comparable to that required in Section
A. Schedule 4.5.2(b) sets forth a true, correct and complete list of each lease, sublease or other Contractual Obligation under which the Company or a Subsidiary is a lessor or sublessor of any Real Property (together with the Leases-In, the "Leases") and includes information comparable to that required in Schedule 4.5.2(a). True, correct and complete copies of the Leases, and all material amendments, modifications and supplemental agreements thereto, have been previously delivered to Buyer. Each Lease to which Seller or an Affiliate of Seller is a party is noted on Schedule 4.5.2(a) and 4.5.2(b). All of the retail department stores operated in the Business are owned or leased as lessee or subleased as sublessee by the Company or a Subsidiary.

     Except as set forth on Schedules 4.5.2 to the best of Seller's knowledge:

                    (i) each Lease is an Enforceable agreement of the Company or the Subsidiary party thereto, and Seller does not have any knowledge that any Lease is not an Enforceable agreement of the other parties thereto, other than as a result of or arising out of the transactions contemplated hereby;

                    (ii) the Company or the Subsidiary party thereto has fulfilled all material obligations required pursuant to the Leases to have been performed by the Company or the Subsidiary party thereto on its part, other than as a result of or arising out of the transactions contemplated hereby;

                    (iii) neither the Company nor the Subsidiary party thereto is in material breach of or default under any Lease, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto (other than as a result of or arising out of the transactions contemplated hereby);

                    (iv)(A) there is no existing material breach or default by any other party to any Lease, and (B) no event has occurred which with the passage of time or giving of notice or both would constitute a material default by such other party, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto;

                    (v) neither the Company nor any Subsidiary is obligated to pay any material leasing or brokerage commission as a result of the transaction contemplated hereby; and

                    (vi) there is no pending or threatened eminent domain taking affecting any of the properties which are the subject of the Leases.

     4.6. Intellectual Property Rights. Schedule 4.6 lists and identifies all trade and product names; patents, patent applications, trademarks, service marks, logos and copyrights (including registrations and applications); trade secrets, know-how; computer software; and all other intellectual or intangible property and rights; in each case that are directly or indirectly owned, licensed or otherwise used by and are material to the Company or any Subsidiary (the "Intangibles", which term shall also include any other proprietary or confidential information that is directly or indirectly owned, licensed or otherwise used by the Company or any Subsidiary) and identifies the owner and any licensee or other user thereof; provided, however, that there have been only generally described on such Schedule such of the Intangibles (including trade secrets, know-how and computer software) as are not readily susceptible to listing. Schedule 4.6 also lists and identifies the term of each license or other Contractual Obligation (including all amendments) under which any material Intangible is held or used by the Company or any Subsidiary in the conduct of the Business or otherwise (the "Licenses") and identifies the owner and any licensee or other user thereof. Except as disclosed on Schedule 4.6, all Intangibles are owned solely by the Company or a Subsidiary or licensed to the Company or its Subsidiaries under an exclusive perpetual License not requiring payment of any royalty or fee (other than in the case of licenses of software in the Ordinary Course of Business). Except as set forth on Schedule 4.6, there is no material license or other Contractual Obligation under which the Company or any Subsidiary is liable as licensor with respect to any Intangibles and neither the Company nor any Subsidiary has granted any material license to any third party with respect to any Intangible. Except as set forth on Schedule 4.6 and to the Seller's knowledge, the use or sale by the Company and its Subsidiaries of any products or services in the Business and use by the Company and its Subsidiaries of the Intangibles does not infringe and has not infringed any rights of any third party, and no activity of any third party infringes upon the rights of the Company or any Subsidiary with respect to any of the Intangibles. Except as set forth on Schedule 4.6, no Action alleging or relating to any such infringement against the rights of the Company or any Subsidiary or any third parties is currently pending or, to the knowledge of Seller, threatened.

     4.7. Accounts; Funds, etc. Subject to the provisions of Section 6.13, after the Closing Date, all monies and bank or other depository accounts arising out of, relating to or established for the Business or the Company or any Subsidiary shall be held by, and accessible only to, the Company or the relevant Subsidiary; provided, however, that all such monies or accounts in respect of change funds shall be held by, and accessible only to, the Company or the relevant Subsidiary on or after the Closing Date. Schedule 4.7 identifies each bank account or similar account for the deposit of cash or securities maintained by or on behalf of the Company or any Subsidiary (indicating the name and address of the bank or other financial institution, the account name and number and the individuals with signing authority with respect to such account).

     4.8. Certain Contractual Obligations. Set forth on Schedule 4.8 is a true and complete list of all of the following Contractual Obligations of the Company or any Subsidiary:

           (a) All collective bargaining agreements and other labor agreements; all employment or material consulting agreements; and all other plans, agreements, arrangements or practices which constitute Compensation or benefits to any of the directors, officers or employees of the Company or any Subsidiary, except to the extent any of the foregoing constitute a Company Plan or Benefit Arrangement;

           (b) All Contractual Obligations under which the Company or any Subsidiary is or may become obligated to pay any legal, accounting, brokerage, finder's or similar fees or expenses in connection with, or incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby;

           (c) All Contractual Obligations under which the Company or any Subsidiary is or will after the Closing be restricted from carrying on any business or other activities anywhere in the world;

           (d) All Contractual Obligations (including, without limitation, options) to: (i) sell or otherwise dispose of any Assets except in the Ordinary Course of Business or (ii) purchase or otherwise acquire any material property or properties or other assets except pursuant to purchase orders for inventory and other arrangements with suppliers in the Ordinary Course of Business;

           (e) All Contractual Obligations under which the Company or any Subsidiary has any liability for Debt or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person (other than any Lease, any Debt or intercompany advances between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries, or any Affiliate Debt), or under which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company or any Subsidiary (including, without limitation, partnership and joint venture agreements) other than any Guarantee by Seller or any of its Affiliates of any Lease or the Guarantee of Seller disclosed in Schedule 4.8(e), or under which any default could arise or penalty or payment could be required in the event of any action or inaction of Seller or any of its Affiliates other than any Guarantee by Seller or its Affiliates of any Lease or the Guarantee of Seller disclosed in Schedule 4.8(e);

           (f) Any lease or other Contractual Obligation under which any tangible personal property other than inventory (the "Equipment") having a cost or capital lease obligation in excess of $250,000 is held or used by the Company or any Subsidiary;

           (g) Any Contractual Obligation under which the Company or any Subsidiary may become obligated to pay any amount in excess of $500,000 in respect of indemnification obligations or purchase price adjustment provisions in connection with any (i) acquisition or disposition of assets or securities, real property or of property constituting a product line,
     (ii) other acquisition or disposition of assets other than sales of inventory in the Ordinary Course of Business, (iii) assumption of liabilities or warranty, (iv) settlement of claims, (v) merger, consolidation or other business combination, or (vi) series or group of related transactions or events of a type specified in subclauses (i) through (v); and if with respect to any such Contractual Obligation there exists any pending or, to the knowledge of Seller, threatened Action that could reasonably be expected to result in the Company and its Subsidiaries being liable to pay an amount in excess of $100,000 or there currently exist circumstances that would reasonably be expected to give rise to such an Action, such Action or circumstances are described on Schedule 4.17; and

           (h) Any other Contractual Obligation of a type not specifically covered in clauses (a) through (g) above entered into other than in the Ordinary Course of Business or which in the case of such other Contractual Obligations individually is likely to involve payments by or on behalf of, or to, the Company or any of its Subsidiaries in excess of $250,000 during the calendar year ended December 31, 1995 or $500,000 over the remaining term of such Contractual Obligation or the termination of which may reasonably be expected to require payments by the Company or any of its Subsidiaries exceeding $250,000 (other than (i) purchase orders for inventory and other arrangements with suppliers entered into in the Ordinary Course of Business, (ii) agreements pertaining to common area maintenance entered into in the Ordinary Course of Business, (iii) concessionaire and other store related contracts applicable to fewer than 10 stores entered into in the Ordinary Course of Business, and (iv) purchase and lease commitments, construction contracts and other capital expenditure and maintenance and repair commitments reflected in the Company's capital expenditure and maintenance and repair budgets and entered into in the Ordinary Course of Business).

Seller has heretofore delivered to Buyer a true and complete copy (or, in the case of oral contracts or arrangements, a full and accurate written summary) of each of the Contractual Obligations listed on Schedule 4.8, each as in effect on the date hereof and (except as otherwise required by this Agreement) as it will be in effect at the Closing, including, without limitation, all amendments (such Contractual Obligations required to be listed on Schedule 4.8, together with the Licenses, and Insurance Policies, but excluding the Company Plans and Benefit Arrangements, being referred to herein collectively as the "Contracts"). Each Contract is Enforceable by the Company or the Subsidiary party thereto, against each Person (other than the Company or such Subsidiary) party thereto, except:
(i) as otherwise required by the terms of this Agreement and (ii) as such enforceability may be limited by or as a result of (A) bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, (B) general principles of equity (whether considered in a proceeding at law or in equity) and (C) execution, delivery and performance of this Agreement and the Closing Agreements. No material breach or default by the Company or any Subsidiary under any of the Contracts has occurred and is continuing, and no event has occurred or circumstance exists which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by any other Person under any of the Contracts or would result in a loss of rights or creation of any lien, charge or encumbrance thereunder or pursuant thereto except as would arise from execution, delivery and performance of this Agreement and the Closing Agreements. To the knowledge of Seller, no material breach or default by any other Person under any of the Contracts has occurred and is continuing, and no event has occurred or circumstance exists that with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by the Company or any Subsidiary under any of the Contracts or would result in a loss of rights or creation of any lien, charge or encumbrance thereunder or pursuant thereto except as would arise from execution, delivery and performance of this Agreement and the Closing Agreements.

     4.9. Insurance, etc. All material properties of the Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries or are self-insured in amounts that are customary in the place in which such properties are located for companies operating similar businesses and operations. All insurance coverages required under the Leases are in force under valid and currently effective insurance policies. Set forth on Schedule 4.9(a) is a summary of all policies or binders of insurance by which the Company or any Subsidiary (or any risk of the Business) is insured (the "Insurance Policies") together with (i) the name and telephone number of the agent or broker, (ii) the name of the insurer and the names of the principal insured and each named insured, (iii) the policy number and period of coverage, the type, scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and amounts (including a description of how deductibles, retentions, aggregates and retroactive premium adjustments or other loss-sharing arrangements are calculated and operate) of coverage. Seller has provided Buyer with true and correct copies of all Insurance Policies in the forms that are available to Seller. All premiums due under such policies have been paid, and none of Seller, the Company, any Subsidiary or any of Seller's other Affiliates is in default with respect to its respective obligations under any of such policies.

     4.10. Transactions with Affiliates.  Except for the matters specified in
Schedule 4.10 (the "Affiliate Relationships"), none of Seller or any of its Affiliates is an officer, director, employee, consultant, distributor, supplier or vendor of, or is party to any Contractual Obligation with, the Company or any Subsidiary, and after the Closing neither the Company nor any Subsidiary will have any liability or obligation to or for the benefit of Seller or any of its Affiliates except pursuant to the Transitional Services Agreement. Except for the matters specified in Schedule 4.10, there are no Assets (including without limitation Intangibles, franchises and know-how) that Seller or any of its Affiliates owns or is licensed or otherwise has the right to use which are used in or necessary to the conduct of the Business.

     4.11. Compliance with Laws, etc. The operations of the Business as heretofore or currently conducted were not since June 30, 1991 and are not in violation of, nor is the Company or any Subsidiary in default under, any Legal Requirement, except for such violations or defaults listed on Schedule 4.11 or as have not had and will not have individually or in the aggregate a Material Adverse Effect. The Company and its Subsidiaries have been duly granted and continue to hold, and at the Closing will hold, all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement or trade practice necessary for the conduct of the Business as currently conducted (the "Permits"), except such as have not had and will not have individually or in the aggregate a Material Adverse Effect. All of the Permits are now and after giving effect to the Closing will be in full force and effect, except such as will not have a Material Adverse Effect. Schedule 4.11 includes a list of all Permits and applications therefor that are material to the Business. Neither the Company nor any Subsidiary nor Seller has received any notice that any Governmental Authority or other licensing authority or association will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     4.12. Tax Matters. Except as set forth in Schedule 4.12 or the Interim Balance Sheet:

           (i) To Seller's knowledge, (a) all material Tax Returns required to be filed on or before the date hereof with respect to any Pre-Closing Tax Period (as defined in Section 6.7(c)) by, or with respect to the Company or any Subsidiary have been duly and timely filed (taking into account extensions); (b) no position is reflected in a Tax Return referred to in
     (a) for which the applicable limitation period has not expired (and for which a closing agreement has not been entered into) which (x) was not, at the time such Tax Return was filed, supported by substantial authority (as determined for purposes of Section 6662 of the Code, or any predecessor provision, and any comparable provisions of applicable federal, state, or local tax statutes, rules or regulations) and (y) would have a Material Adverse Effect if decided against the taxpayer; (c) the Company and its Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on any Tax Return and have timely paid, withheld, or made provision for all material Taxes, whether or not shown on any Tax Return; (d) no Liens for Taxes upon the assets of the Company or any Subsidiary exist; (e) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; and (f) no claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

           (ii) The Company and each of its Subsidiaries other than New York Department Stores de Puerto Rico, Inc. is a member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is the common parent (the "Affiliated Group"), and such Affiliated Group files a consolidated federal Income Tax Return. Since the acquisition of Marshalls, Inc. by Seller and Brandon's Plantation, Inc., Brandon's Kendall, Inc., Brandon's Town Center, Inc., Brandon's N. Miami, Inc. and Brandon's S. Miami, Inc., neither the Company nor any of its Subsidiaries has at any time been a member of an affiliated group filing a consolidated federal Income Tax Return other than a group, the common parent of which is Seller. To Seller's knowledge, all Income Taxes shown on any Tax Return of the Affiliated Group have been paid for each taxable period during which any of the Company and its Subsidiaries was a member of the Affiliated Group.

           (iii) To Seller's knowledge, each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party.

           (iv) There is no dispute or claim concerning any material Tax liability of any of the Company and its Subsidiaries either (A) claimed or raised by any taxing authority in writing or (B) as to which Seller has knowledge based upon personal contact with any agent of such taxing authority. Schedule 4.12 lists all federal, state, local, and foreign Income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all portions of federal Income Tax Returns and examination reports which pertain to the Company and its Subsidiaries, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 30, 1992.

           (v) To Seller's knowledge, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (vi) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

     4.13. [Intentionally Omitted.]

     4.14. Employee Benefit Plans.

           (a) Schedule 4.14 lists all Company Plans and Benefit Arrangements. The following have previously been delivered to Buyer: (i) true and complete copies of all Company Plans and Benefit Arrangements that have been reduced to writing, together with all amendments; (ii) written summaries of the material terms of all other Company Plans and Benefit Arrangements and related amendments; (iii) in the case of each Company Plan and Benefit Arrangement, copies of each of the following to the extent applicable: summary plan descriptions and similar employee summaries (including employee handbooks), trust agreements, and insurance contracts;
     (iv) in the case of each Company Plan or Benefit Arrangement for which a Form 5500 Series annual report is required to be filed, a copy of the most recent such annual report, together with all schedules, attachments, and related opinions; (v) in the case of each Company Plan or Benefit Arrangements intended to be qualified under Section 401(a) of the Code, a copy of the most recent Internal Revenue Service ("IRS") determination letter (plus, if a request for determination is currently pending, a copy of the request); and (vi) in the case of each Company Plan or Benefit Arrangement, copies of any correspondence from or to the IRS, the Department of Labor ("DOL"), or other U.S. government department or agency relating to an audit or penalty assessment with respect to such Plan or Arrangement or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's Voluntary Compliance Resolution Program or Closing Agreement Program, or the DOL's amnesty programs for late filers and non-filers). Except as indicated on Schedule 4.14, all Company Plans and Benefit Arrangements are maintained by Melville Corporation.

           (b) Section 401(a)(11) of the Code does not apply to any participant in Seller's 401(k) Profit Sharing Plan (as defined in Section 9.1(f)).

           (c) There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that have resulted or could result in the Company, any of its Subsidiaries, or any of their employees being held liable for a civil penalty under Section 502 or ERISA or an excise tax under Section 4975 of the Code.

           (d) Each of the Company Plans and the Benefit Arrangements has been maintained and administered in all material respects in accordance with its terms and applicable law (including the provisions of the Code). No event has occurred that has resulted or could result in the Company or any of its Subsidiaries being liable with respect to a Tax under Chapter 43 of the Code.

           (e) Neither the Company nor any of its Subsidiaries has any obligation or liability with respect to any plan (including, without limitation, any multiemployer plan) subject to Part 3 of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code.

           (f) All required contributions to, premium payments or assessments on account or, and benefit payments under each Company Plan and each Benefit Arrangement that are due or accruable through the Closing Date, for which the Company or any Subsidiary is or may be liable, have been paid or properly accrued.

           (g) Except as set forth in Schedule 4.14, there are not pending or, to the knowledge of Seller, threatened actions or other controversies relating to any Company Plan or Benefit Arrangement, other than claims for benefits in the normal course.

           (h) Other than as required under Section 601 et seq. of ERISA or as specifically set forth in Schedule 4.14, no Company Plan or Benefit Arrangement provides benefits or coverage in the nature of severance or health or life insurance following retirement or other termination of employment. No event has occurred that has resulted or could result in a loss of any deduction to the Company or any of its Subsidiaries under
     Section 162(n) of the Code. Except for individual employment agreements, neither the Company nor any Subsidiary is obligated under any Company Plan or Benefit Arrangement that cannot be amended, terminated or modified prospectively without the consent of any Employee or beneficiary.

     4.15. Environmental Matters, etc.

           (a) Except as set forth in Schedule 4.15, or except as has not had and will not have a Material Adverse Effect, the Company and each Subsidiary is and has at all times been in compliance in all respects with all Environmental Laws and any other applicable Legal Requirements relating to environmental, natural resource, health or safety matters. Except as set forth in Schedule 4.15, the Company has not received notice of any Action pending against the Company or any Subsidiary nor, to the knowledge of Seller, is there any basis for any Action or is any Action threatened, in each case in respect of (i) noncompliance by the Company or any Subsidiary with any Environmental Laws or any such Legal Requirement, or
     (ii) the presence or release or threatened release into the environment of any Hazardous Substance whether or not generated by the Company or any Subsidiary or located at or about or emanating from or to a site included in the Real Property currently or heretofore owned, leased or otherwise used by the Company or any Subsidiary or any predecessor entity.

           (b) Except as set forth in Schedule 4.15 and for any other matters that would not result in any material liability to the Company and its Subsidiaries taken as a whole, no event has occurred or condition exists or operating practice is being employed that could give rise to any Liability or Losses on the part of the Company or any Subsidiary (or, after the Closing, Buyer) either at the present or at any future time (including, without limitation, any obligation to conduct any remedial or monitoring work) under any Environmental Laws or otherwise resulting from or relating to the handling, storage, use, transportation or disposal of any Hazardous Substance by or on behalf of the Company or any Subsidiary or any of their respective predecessors or otherwise.

           (c) To the knowledge of the Seller, the Seller has previously provided to Buyer true and correct copies of all written reports or other documents arising out of environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Real Property listed on Schedule 4.5.1. or any Real Property leased by the Company or any of its Subsidiaries as warehouse space.

     4.16. Employees and Labor Relations. None of the employees of the Company or any Subsidiary is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. To the knowledge of Seller, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company or any Subsidiary. Except as set forth on Schedule 4.16, there are no controversies or disputes pending between the Company or any Subsidiary on the one hand and any of their respective employees on the other hand, except for controversies and disputes with individual employees arising in the Ordinary Course of Business that have not had and will not have a Material Adverse Effect. Other than G. Politzer and certain internal auditors and tax, bad check processing or workmen's compensation related personnel, no individual who is an employee of Seller or any of its Affiliates devotes his or her business time primarily to the affairs of the Company or any Subsidiary.

     4.17. Litigation, etc. There is no Action against the Company or any Subsidiary, pending or, to the knowledge of Seller, threatened, which could reasonably be expected to have a Material Adverse Effect, except for such of the foregoing as are described in Schedule 4.17. Except as set forth on
Schedule 4.17, there is no Action pending or, to the knowledge of Seller, threatened with respect to which Seller or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, are or would be parties. There is no Action pending or, to the knowledge of Seller, threatened, that seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby and that could reasonably be expected to have a Material

Adverse Effect or a material adverse effect on Seller's ability to consummate the transactions contemplated hereby. No Governmental Order specifically directed at the Company or any of its Subsidiaries has been issued which has had or could reasonably be expected to have a Material Adverse Effect.

     4.18. [Intentionally Omitted]

     4.19. Brokers, etc. Except for Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Financo, Inc., no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) Seller, the Company, any Subsidiary or any of their respective Affiliates. Seller shall be solely responsible for the payment of the fees and expenses of Morgan Stanley and Financo, Inc.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. In order to induce Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     5.1. Corporate Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

     5.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Buyer, and is Enforceable against Buyer.

     5.3. Non-Contravention, etc. No approval, consent, waiver, authorization or other order of, and no filing, registration, qualification or recording with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Buyer or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for (i) satisfaction of the requirements of the HSR Act and (ii) any item required to be obtained from or made with any Person other than a Governmental Authority the failure to obtain or make which, individually or in the aggregate, have and could reasonably be expected to have neither a Material Adverse Effect on Buyer nor a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereby (including, without limitation, the execution, delivery and performance of the Closing Agreements and performance by Buyer of its obligations in respect of the Buyer Stock in accordance with its terms) does or will constitute, result in or give rise to (i) a breach or violation or default under any Legal Requirement applicable to Buyer or any of its Subsidiaries (assuming the accuracy of the representations and warranties of Seller in Section

4.4 of the Preferred Stock Subscription Agreement), (ii) a breach of or a default under any Charter or By-Laws provision of Buyer or any of its Subsidiaries, (iii) the acceleration of the time for performance of any obligation under any Contractual Obligation of Buyer or any of its Subsidiaries,
(iv) the imposition of any Lien upon or the forfeiture of any asset of Buyer or any of its Subsidiaries, (v) a breach of or a default under any Contractual Obligation of Buyer or any of its Subsidiaries, or (vi) termination, right of termination, modification of terms or change in benefits or burdens under any Contractual Obligation of Buyer or any of its Subsidiaries, other than in the case of clauses (i), (iii), (iv), (v) and (vi) such as, individually or in the aggregate, have and could reasonably be expected to have neither a Material Adverse Effect on Buyer nor a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (including, without limitation, Buyer's ability to consummate its obligations under the other Closing Agreements and its obligations in respect of the Buyer Stock in accordance with its terms).

     5.4.  Investment Intent.

           (a) Buyer is acquiring the Shares hereunder for its own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

           (b) Buyer understands and agrees that the Shares will not be registered or qualified under the Securities Act of 1933, as amended (the "Securities Act"), or state "blue-sky" or other securities laws and therefore cannot be resold unless they are registered under the Securities Act and applicable state laws or unless an exemption from such registration requirement is available.

           (c) Buyer is able to bear the economic risk of holding the Shares for an indefinite period of time and is experienced and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares. Buyer acknowledges that the Shares will bear a legend to the effect that transfers are restricted unless (i) the transfer is exempt from the registration requirements under the Securities Act and the Company receives an opinion of counsel reasonably satisfactory to the Company to that effect or (ii) the transfer is made pursuant to an effective registration statement under the Securities Act.

           (d) Buyer understands that the Company is under no obligation to effect a registration of the Shares under the Securities Act.

           (e) Buyer is an Accredited Investor within the definition set forth in Rule 501(a) of the Securities Act.

           (f) Nothing in this Section 5.4 shall limit or qualify the representations, warranties, covenants or agreements made by Seller herein or in any Closing

     Agreement or in any certificate or document delivered pursuant hereto or thereto. Seller acknowledges and agrees that the purpose of this Section
     5.4 is solely to ensure that the sale of the Shares pursuant hereto complies with the transfer restrictions under the Securities Act and the transfer restrictions under other applicable securities laws.

     5.5. Litigation. There is no Action against Buyer or any of its Subsidiaries, pending or, to the knowledge of Buyer, threatened, which could reasonably be expected to have a Material Adverse Effect on Buyer. There is no Action pending or, to the knowledge of Buyer, threatened, that seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby and that could reasonably be expected to have a Material Adverse Effect on Buyer or a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No Governmental Order specifically directed at Buyer or any of its Subsidiaries has been issued which has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

     5.6. Financing. Buyer has received and delivered to Seller a letter from The First National Bank of Chicago, Bank of America Illinois, The Bank of New York and Pearl Street L.P. ("Lead Lenders") dated as of the date hereof (the "Commitment Letter"), with respect to debt financing in an amount sufficient to enable Buyer to pay the Cash Purchase Price. Buyer represents and warrants that the terms of such letter have not been altered or amended by Buyer or Lead Lenders in a manner that would have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement and that such letter remains in full force and effect (unless superseded by definitive credit documentation that would not have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement).

     5.7.  Brokers, etc.  Except for Goldman Sachs & Co. ("Goldman") and
Salomon Brothers Inc ("Salomon"), no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) Buyer or its Affiliates. Buyer shall be solely responsible for the payment of the fees and expenses of Goldman and Salomon.

6.   CERTAIN AGREEMENTS OF THE PARTIES.

     6.1. No Solicitation of Other Offers. Seller will not, and will cause all of its Affiliates and all of its and their respective employees, representatives and agents not to, directly or indirectly, solicit or initiate or enter into discussions or transactions or Contractual Obligations with or encourage or provide any information to any Person (other than Buyer and its designees) concerning any sale of stock of, or any merger or share exchange or sale or other disposition of securities or substantial assets or any recapitalization or any similar transaction involving, the Company or any of its Subsidiaries. Seller will notify Buyer immediately upon becoming aware that any Person has made any proposal, offer, inquiry, or contact with respect to any such transaction, which notice shall include the identity of all relevant parties and the content of such communication.

     6.2. Access to Premises and Information. Prior to the Closing, Seller will cause the Company and its Subsidiaries to permit Buyer and its prospective lenders, and their respective representatives, to have full access to their premises and documents, books and records and to make copies during normal business hours of such financial and operating data and other information with respect to the Company as Buyer, such lenders, or any of their representatives shall reasonably request; provided, however, that Seller shall not be required to provide access to, or copies of, the portions of any documents, books and records or other data that contain information relating solely to entities other than the Company and its Subsidiaries. In addition, Seller shall cause the Company's and its Subsidiaries' management to be available to Buyer and its prospective lenders at such times, and from time to time, as Buyer and its prospective lenders may reasonably request in connection with the transactions contemplated hereby and their review of the Business. Seller will cause to be delivered such additional information and copies of documents, books and records relating to the Company, its Subsidiaries or the Business as may be reasonably requested by Buyer, such lenders, or any of their representatives, including, without limitation, all quarterly and monthly financial statements that become available prior to the Closing (which financial statements shall be included within the meaning of the term Financial Statements for all purposes of this Agreement from and after their respective dates).

     6.3. Confidentiality Covenant of Buyer. The provisions of that certain letter agreement between Buyer and Seller dated June 26, 1995 (the "Confidentiality Agreement") are hereby confirmed and remain in effect; provided, however, that the Confidentiality Agreement is hereby amended so that
(i) it shall terminate not later than the consummation of the Closing, (ii) it shall not prohibit any retention of records or disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby and (iii) in the event the Closing does not occur and this Agreement is terminated, the term of such Confidentiality Agreement shall be extended until the fifth anniversary of the date hereof.

     6.4. Operation of Business in the Ordinary Course. On and prior to the Closing Date, except as otherwise required by this Agreement (including without limitation Section 6.14), Seller will cause the Company to conduct the Business only in the Ordinary Course of Business and use its reasonable best efforts to maintain the value of the Business as a going concern and the relationships of the Company with customers, suppliers, vendors, employees, agents and Governmental Authorities. Seller agrees to cause the Company and its Subsidiaries to make capital expenditures in the Ordinary Course of Business up to the Closing Date and prior to the Closing Date to consult with Buyer before making significant decisions regarding merchandise markdowns, inventory purchases and promotional activity. Without limiting the generality of the foregoing, on and prior to the Closing Date Seller will cause the Company not to, without the prior written consent of Buyer:

           (a) Enter into any transactions with Seller or any of its Affiliates except in the Ordinary Course of Business or with respect to Affiliate Debt or as set forth on Schedules 4.10 or 7.2(i);

           (b) Pay or accrue any Compensation other than in the Ordinary Course of Business or increase any Compensation of any officer or employee other than such increases in Compensation for individual employees as may be made in the Ordinary Course of Business;

           (c) Make any Distribution other than (i) distributions of cash to Seller in the Ordinary Course of Business pursuant to the Cash Management Program, Seller's Employee Stock Ownership Plan as currently in effect or Seller's VEBA as currently in effect; (ii) the distributions set forth on
     Schedule 4.3(b)(iv)(B); (iii) distributions of cash or of any receivable constituting Affiliate Debt in connection with the repayment or cancellation of Affiliate Debt; and (iv) distributions or contributions in connection with an increase in or the repayment or cancellation (in whole or in part) of Debt or intercompany advances between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries;

           (d) Except as set forth on Schedule 6.4(d), incur any Debt except capitalized leases entered into in the Ordinary Course of Business and in amounts consistent with the Budget or Debt or intercompany advances between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries, or incur any Lien except in the Ordinary Course of Business;

           (e)  Amend the Charter or Bylaws of the Company or any Subsidiary;

           (f) Allow any material Permit or License to lapse or terminate or fail to renew any Permit or License in accordance with prudent business practice;

           (g) Fail to operate the Business and maintain the Company's and its Subsidiaries' books, accounts and records in the Ordinary Course of Business and maintain in good repair the Company's and its Subsidiaries' business premises, fixtures, machinery, furniture and equipment in a manner consistent with past practice;

           (h) Engage any new employee of the Company or its Subsidiaries for a salary in excess of $100,000 per annum;

           (i) Enter into, amend in any material respect, extend, terminate or permit any renewal notice period or option to lapse with respect to any Lease or any other Contractual Obligation that contains either consideration to be given or performed by the Company or any of its Subsidiaries of a value exceeding $250,000 or a term exceeding one year (except for purchases of inventory in the Ordinary Course of

     Business and the making of capital expenditures in an aggregate amount consistent with the Budget and except to the extent otherwise required by this Agreement or to the extent the obligation is between the Company and a wholly owned Subsidiary or between wholly owned Subsidiaries);

           (j)  Purchase or otherwise acquire any Real Property;

           (k) Take any of the actions specified in any of subsections (a) through (d) of Section 4.3; or

           (l)  Consent or agree to do any of the foregoing.

     6.5. Certain Notices. Prior to the Closing, Seller will promptly upon becoming aware thereof give Buyer written notice of any material development affecting the Business, or the financial condition of the Company and any material breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement; provided, however, that no such disclosure shall be deemed to amend any Schedule hereto, or prevent or cure any breach of or inaccuracy in, or disclose any exception to, any of the representations and warranties set forth herein.

     6.6. Preparation for Closing. Each party will use its reasonable best efforts to bring about the timely fulfillment of each of the conditions precedent to the obligations of the other parties hereto set forth in this Agreement. Without limiting the generality of the foregoing, the parties shall take the actions set forth below in this Section 6.6.

           6.6.1. HSR Filing. Promptly upon execution and delivery of this Agreement, each of Seller and Buyer will prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act. Each of Seller and Buyer will promptly provide all additional information requested, and take all other actions necessary or appropriate, to comply with notification requirements under the HSR Act and to cause the expiration of all waiting periods under the HSR Act.

           6.6.2. Closing Agreements. Seller will enter into each of the Closing Agreements to which it is intended to be a party, and Seller will cause each of its Affiliates, the Company and any Subsidiary which is intended to be a party to any Closing Agreement to enter into each Closing Agreement to which such Person is intended to be a party. Buyer will enter into each of the Closing Agreements to which it is intended to be a party, and Buyer will cause each of its Affiliates which is intended to be party to any Closing Agreement to enter into each Closing Agreement to which such Affiliate is intended to be a party.

     6.7.  Tax Matters.

           (a) Section 338(h)(10) Election and Corporate Structure. Buyer and Seller agree to join in making a timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law, other than Puerto Rican law) (collectively, the "Section 338(h)(10) Election") with respect to the Company and each of its Subsidiaries, and to file such election in accordance with applicable regulations. Seller and Buyer agree to cooperate (and cause their respective subsidiaries to cooperate) in all respects for the purpose of effectuating a timely and effective Section 338(h)(10) Election, including without limitation, the execution and filing of any forms or returns.

           (b) Buyer's Covenants. Buyer covenants that it will not cause or permit the Company, any Subsidiary or any Affiliate of Buyer to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any tax liability to the Seller Affiliated Group or the reduction of any loss of the Seller or the Seller Affiliated Group. Except for the transactions contemplated by this Agreement, Buyer agrees that Seller is to have no liability for any Tax resulting from any action of the Company, Buyer or any Affiliate of Buyer on the Closing Date, which action is not within the ordinary course of business of such persons, and agrees to indemnify and hold harmless Seller and its Affiliates against any such tax. Seller agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 6.7(b). Buyer may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Buyer assumes such defense, Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Seller chooses to defend or prosecute any claim, the parties hereto shall cooperate in the defense or prosecution thereof.

           (c)  Tax Indemnification.

                    (i) Seller shall be liable for and shall pay (and shall indemnify and hold Buyer harmless from) (x) all Income Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period (including without limitation any Income Taxes attributable to the Section 338(h)(10) Elections), (y) all Taxes other than Income Taxes and Transfer Taxes ("Miscellaneous Taxes") with respect to any Pre-Closing Tax Period, but only to the extent the amount payable exceeds the amount reflected on the Company Net Assets Statement for Miscellaneous Taxes and (z) any and all federal Income Taxes of the Affiliated Group of which Seller is a member imposed on the Company or any of its Subsidiaries pursuant to Section 1.1502-6 of the Treasury Regulations, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary (the sum of
           (x), (y) and (z) being referred to as a "Tax Loss"); provided,
                                                                --------
           however, that Seller shall have no liability for the payment of any
           -------
           Tax Loss attributable to or resulting from any action described in
           Section 6.7(b) hereof. For purposes of this Section 6.7, (A) the term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the close of the Closing Date and the portion ending at the close of the Closing Date of any taxable period that includes (but does not end on) the Closing Date, and (B) the term "Post-Closing Tax Period" shall mean all taxable periods that begin on or after the day following the Closing Date and the portion ending after the Closing Date of any taxable period that includes (but does not end on) the Closing Date. In the case of a taxable period that includes (but does not end on) the Closing Date, the Tax attributable to the Pre-Closing Tax Period shall be the responsibility of Seller (and not the Company and its Subsidiaries) and the Taxes attributable to the Post-Closing Tax Period shall be the responsibility of Buyer and the Company and its Subsidiaries.

                    (ii) For purposes of this Section 6.7(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. In the case of Income Taxes described in the preceding sentence, if either Buyer or Seller is adversely affected (as a consequence of an increase in liability or a reduction of refund or other tax attribute) that would have been available to it if the relevant tax period had ended on the Closing Date, and the other party is benefitted from such circumstance, the party benefitted shall reimburse the party adversely affected to the extent of the benefit realized.

                    (iii) If as a result of an adjustment Seller makes a payment to any taxing authority in respect of a Miscellaneous Tax of the Company with respect to any Pre-Closing Tax Period, then Buyer shall promptly pay to Seller an amount equal to such payment made by Seller, provided, however, that the aggregate of such payments by
                   --------  -------
           Buyer shall not exceed the amount reflected on the Company Net Assets Statement for Miscellaneous Taxes.

                    (iv) Any payment by Seller pursuant to this Section 6.7(c) shall be made (x) if reflected on a Tax Return, contemporaneously with the filing of such Return and (y) in all other cases, not later than 30 days after receipt by Seller of written notice from Buyer stating that any Tax Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary and the amount thereof and of the indemnity payment requested.

                    (v) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 6.7(c) is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary, Buyer shall promptly notify Seller of such claim or demand within sufficient time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under this Section 6.7(c) by paying to Buyer the amount of the applicable Tax Loss, calculated on the date of such payment. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Seller assumes such defense and if the relevant claim, suit, action, litigation or proceeding relates to a taxable period that includes (but does not end on) the Closing Date, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Seller shall not be liable under this
           Section 6.7(c), for (x) any Tax claimed or demanded by any taxing authority, the payment of which was made without Seller's prior written consent unless Seller refused to participate in the proceedings and assume the defense or (y) any settlements effected without the consent of Seller, or resulting from any claim, suit, action, litigation or proceeding in which Seller was not permitted an opportunity to participate.

                    (vi) Except with respect to Taxes described in clause (z) of Section 6.7(c)(i) or any tax detriment attributable to any agreement entered into prior to the Closing Date obligating the Company or any Subsidiary to make payments that are not deductible under Code Section 280G, for which Seller shall indemnify Buyer and which shall be treated as a Tax Loss, Buyer shall be liable for any Taxes pertaining to any Post-Closing Tax Period, and any transactions described in Section 6.7(b).

                    (vii) No action of Buyer, the Company or any Subsidiary with respect to the ownership or corporate existence of the Company or any Subsidiary undertaken subsequent to the Closing Date shall in any way expand or limit the amount or scope of any obligation of either Buyer or Seller under this Section 6.7(c).

           (d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

           (e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement ("Transfer Taxes") shall be borne by the party on whom such Tax is imposed under the relevant law, except that the aggregate liability for any New York State Real Property Gains Tax and New York City Real Estate Transfer Tax shall be shared equally by Buyer and Seller.

           (f)  Return Filings, Refunds and Credits.

                    (i) Seller shall include the income of the Company and its Subsidiaries in Seller's federal consolidated Income Tax Returns, and shall file all state, foreign and local Income Tax Returns of the Company and its Subsidiaries, for all Tax periods ending on or before the Closing Date and shall be responsible for remitting all Taxes reflected on such Income Tax Returns. Seller shall also prepare or cause to be prepared and file or cause to be filed all Miscellaneous Tax Returns due on or before the Closing Date (taking into account extensions) and shall be responsible for remitting all Miscellaneous Taxes reflected on such Miscellaneous Tax Returns. Copies of all such Tax Returns (or the relevant portion thereof relating to the Company and its Subsidiaries) shall be furnished to Buyer.

                    (ii) Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis (with the assistance of Seller to the extent provided in any separate agreement for continuing services) all Income Tax Returns with respect to the Company and its Subsidiaries for taxable periods including (but not ending on) the Closing Date and all Miscellaneous Tax Returns due after the Closing Date (taking into account extensions) and shall be responsible for remitting all Taxes reflected on such Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller in sufficient time to permit a reasonable review prior to the due date (including extensions) of such Tax Return. Seller shall have the right to review all work papers and procedures used to prepare any such Tax Return. If Seller, within 10 business days after delivery of any such Tax Return, notifies Buyer in writing that it objects to any items in such Tax Return, the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within 10 business days, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Accountants (as defined in Section 6.7(g), provided, however, that if the Accountants shall determine that two or more alternative positions with respect to the matter in question are equally supported by applicable law, the party that is liable for such item under Section 6.7(c) shall determine which position shall be taken on the relevant Tax Return. Upon resolution of all disputed items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expense of such accounting firm shall be borne equally by Buyer and Seller.

               (iii) Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. The Company and its Subsidiaries agree to give Seller reasonable notice prior to transferring, discarding or destroying any such books relating to Tax matters and, if Seller so requests, the Company or any Subsidiary shall allow Seller to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any Subsidiary for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection. For any Income Tax Return of the Company or its Subsidiaries that Seller is responsible for filing and that requires the signature of an officer of the Company or one of its Subsidiaries, Seller shall present a completed Income Tax Return for the signature of an appropriate officer designated by the Company or the applicable Subsidiary. Seller shall give such officer any support for the Tax Return reasonably requested by such officer. The officer shall sign the return and deliver it to Seller as soon as reasonably practicable.

               (iv) Except in the case of refunds attributable to carrybacks from Post-Closing Tax Periods, any refunds with respect to Income Tax Returns paid to Buyer for any period ending on or before the Closing Date which were not reflected on the Company Net Assets Statement shall be paid to Seller by Buyer within three (3) business days after receipt in cash or as a credit to Buyer's Tax liability.

           (g) Allocation of Purchase Price. In connection with the Section 338(h)(10) Election, Buyer and Seller shall cooperate as provided herein in determining the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) of the assets of the Company and the allocation of the modified ADSP for purposes of Section 338(a)(1) of the Code in accordance with all applicable Treasury Regulations promulgated under Section 338 of the Code. Buyer initially shall determine such modified ADSP and allocation of the modified ADSP and shall notify Seller in writing of the price and allocation so determined ("Buyer's Deemed Sales Price Notice") within 120 days after the Closing Date. Seller shall be deemed to have accepted such determination unless, within 30 days after receipt of Buyer's Deemed Sales Price Notice, Seller notifies Buyer in writing of (i) the amount that Seller proposes as the deemed sales price (if it differs from that proposed by Buyer), (ii) the allocation of the deemed sales prices proposed by Seller and (iii) the reasons for Seller's allocations. If Seller provides such notice to Buyer, the parties shall proceed in good faith to determine mutually the matters in dispute and, if they are unable to do so within 30 days, the matter shall be referred to a nationally recognized independent accounting firm chosen and mutually acceptable to both Buyer and Seller (the "Accountants") who shall within 30 days decide the matter. The decision of the Accountants shall be final and bind both parties. The Accountants' fees shall be shared equally by Buyer and Seller. Neither Buyer nor Seller shall take, nor shall they permit any affiliated corporation (including, without limitation, the Company and its Subsidiaries) to take, any position for Tax purposes that is inconsistent with the deemed sales price and allocation as finally determined hereunder; provided, however, that the deemed purchase price of the assets shall differ from the deemed sales price to the extent necessary to reflect the inclusion in the total deemed purchase price of items (for example, Buyer's capitalized acquisition costs in addition to the Purchase Price) not included in the total deemed sales price.

     6.8.  Expenses of Transaction.

           6.8.1. Transaction Costs of Seller. Except to the extent specifically otherwise provided by Section 3.4(d), Seller shall pay all financial advisory, legal, accounting and other fees and expenses incurred by Seller, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, any sale bonus or retention or similar forms of Compensation payable by the Company or any of its Subsidiaries to any directors, officers or employees of any Person in connection with or as a result of the sale of the Shares or otherwise in preparation for or connection with the transactions contemplated hereby); provided that with respect to the Company and its Subsidiaries the Seller shall pay only fees and expenses incurred prior to Closing.

           6.8.2. Transaction Costs of Buyer and Affiliates. Except to the extent specifically otherwise provided by Section 3.4(d), Buyer shall bear all financial advisory, legal, accounting and other fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

     6.9. Confidentiality Covenants. Seller acknowledges that the success of the Company after the Closing and its ability to generate earnings sufficient to service the financing of the Purchase Price depends upon the continued preservation of the confidentiality of certain information possessed by Seller and its Affiliates, that the preservation of the confidentiality of such information and its Affiliates is an essential premise of the bargain between the parties, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.9. Accordingly, Seller hereby agree with Buyer as follows:

           6.9.1. Confidentiality Covenant. For a period beginning on the date hereof and ending five years after the Closing, Seller will not, and will cause its Affiliates (and the Company and each Subsidiary of the Company until the Closing Date) not to, directly or indirectly, without the prior written consent of Buyer, disclose any confidential or proprietary information involving or relating to Buyer, the Company or their respective Subsidiaries or, insofar as such information relates exclusively to Buyer and its Subsidiaries (other than the Company and its Subsidiaries), use such information in any manner adverse to Buyer and its Subsidiaries; provided, however, that the information subject to the foregoing provisions of this sentence shall be deemed not to include any information known generally in the industry or otherwise in the public domain (other than as a result of disclosure in violation hereof by Seller or any such Affiliate thereof); and provided, further, that the provisions of this Section 6.9.1 shall not prohibit any retention of records or disclosure required by law or made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

           6.9.2. Enforcement. Seller acknowledges and agrees that (i) it regards the restrictions contained in this Section 6.9 as reasonable and designed to provide Buyer with limited, legitimate and reasonable protection against subsequent diminution of the value of the Shares attributable to any actions of Seller or any of its Affiliates contrary to such covenants and (ii) because the legal remedies of Buyer may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Section 6.9, Buyer may, in addition to obtaining any other remedy or relief available to it (including, without limitation, damages at law), obtain specific enforcement of this Section 6.9 and other equitable remedies. Seller also acknowledges and agrees that no breach by Buyer of, or other failure by Buyer to perform, any of the covenants or obligations of Buyer under this Agreement or otherwise shall relieve Seller of any of its obligations under this Section 6.9.

     6.10. Books and Records; Personnel. (a) Seller acknowledges and agrees that from and after the Closing the Company will be entitled to own and possess, subject to the next succeeding sentence, all documents, books, records, agreements and financial data of any sort relating to the Company, its Subsidiaries or the Business. Seller agrees to deliver and cause its Affiliates to deliver, prior to the Closing, all such books and records in their possession to the Company or, to the extent such books and records are not readily separable from the books and records of Seller or any of its Affiliates relating to their businesses other than the Business, true and complete copies of such books and records.

     (b)  From and after the Closing Date:

             (i) Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the books and records of the Company or its Subsidiaries relating to periods prior to the Closing ("Books and Records") in a manner or at a time inconsistent with Seller's ordinary policies and procedures with respect to document retention as in effect prior to the Closing without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction.

             (ii) Buyer shall, and shall cause the Company to, allow Seller and its agents reasonable access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where the Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done (A) in such a manner so as not to interfere with the normal conduct of Buyer's or the Company's business and (B) for a legitimate business purpose (such as tax preparation) that does not involve direct or indirect competition with the Business.

             (iii) Buyer shall, and shall cause the Company to, make available to Seller upon written request (A) copies of any Books and Records, (B) Buyer's and the Company's personnel to assist Seller in locating and obtaining any Books and Records, and (C) any of Buyer's and the Company's personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future Actions, Tax returns or other matters in which Seller or any of its Affiliates is involved.

             (iv) Seller shall reimburse Buyer, the Company or its Subsidiaries for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 6.10 and shall protect and accord confidential treatment to the information disclosed pursuant to this Section 6.10 as provided in Section 6.9.1.

     6.11. Use of Certain Names and Marks. Seller acknowledges and confirms that: (i) from and after the Closing, neither Seller nor any of its Affiliates has or shall have any rights in the Company Marks, and (ii) neither Seller nor any of its Affiliates will contest the ownership or validity of any rights of Buyer or the Company in or to any of the Company Marks, or registrations (or applications for registration) thereof. Promptly following the Closing, Seller will deliver to the Company or, at the option of Buyer destroy, all letterhead, invoices and other documents bearing any of the Company Marks and related symbols. Neither Seller nor any of its Affiliates shall have any right, after the Closing, to use or exploit any of the Company Marks, or any name confusingly similar thereto.

     6.12. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

     6.13. Reimbursement by the Parties. To the extent that Seller, on the one hand, or the Company or Buyer, on the other hand, receives any payment after the Closing which belongs to the other party, it shall promptly pay over such payment to the other party.

     6.14. Open and Closed Stores. Seller shall cause the Company and its Subsidiaries to operate as of the Closing Date all of the stores listed under the caption "Open Stores" in the document entitled "Open Stores, Store Commitments and Store Closings" initialed by the parties (the "Section 6.14 Letter"). Until the Closing, Seller shall cause the Company and its Subsidiaries not to make any commitment or expenditure with respect to any store location not open on the date hereof without the written consent of Buyer (which consent may be withheld in Buyer's sole discretion), except for store locations specified in the Section 6.14 Letter under the caption "Permitted Future Store Locations". Seller shall cause the Company and its Subsidiaries to close the stores listed under the caption "Stores to be Closed" in the Section 6.14 Letter on or prior to the applicable date specified therein if such date occurs prior to the Closing Date (and if not so closed by such applicable date prior to the Closing Date, such stores shall be deemed closed prior to such date for all purposes of this Agreement, including, without limitation, the definition of Excluded Liabilities).

     6.15. Financial Statement Deliveries. As soon as reasonably practicable following the date hereof and in any event not later than 50 days after the date hereof (or in the case of clause (c) below, such later date as shall be specified by Buyer), Seller shall cause to be delivered to Buyer, at the cost and expense of Seller, each of the following:

           (a) The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1994 and the related statements of earnings, stockholders' equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the unqualified report thereon of KPMG Peat Marwick and similar financial statements for each of the two preceding fiscal years accompanied by the notes thereto and the unqualified report thereon of KPMG Peat Marwick.

           (b) The unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 1995, July 1, 1995 and October 1, 1995 and related unaudited consolidated statements of earnings and stockholders equity and cash flows for the Company and its Subsidiaries for the three-month and year-to-date periods then ended, together with comparable information for the same periods in 1994 and a review report thereon of KPMG Peat Marwick (the expense of which report up to $45,000 shall be borne by Buyer).

           (c) Such additional financial statements of the Company and its Subsidiaries for such periods and dates as Buyer shall request for the purpose of permitting Buyer to make required filings pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Seller shall cause all financial statements (including the notes thereto) referred to in this Section 6.15 to be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods specified therein (other than as a result of the Accounting Policy Changes), and to present fairly in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries for the periods specified therein, subject in the case of financial statements for interim periods to an absence of footnotes and to normal year-end audit adjustments which will not in the aggregate be material. In the case of any financial statements referred to in this Section 6.15 that reflect the Accounting Policy Changes, Seller shall deliver to Buyer with such financial statements, a written reconciliation showing the effects of the Accounting Policy Changes on such financial statements. Seller shall cause KPMG Peat Marwick to consent in writing (and to deliver such consent to Buyer) to the inclusion of its report on the financial statements referred to in clause (a) of this Section 6.15 in any filings made by Buyer under the Securities Act or the Exchange Act.

     6.16. Insurance Policies. Seller will cause insurance coverage to remain in effect following the Closing for claims made under the Insurance Policies following the Closing in respect of events occurring prior to the Closing ("Post-Closing Claims"), and will not take or fail to take any action that would impair the ability of the Company and its Subsidiaries to make claims thereunder or to obtain the benefits afforded them thereby in accordance with the terms of the Insurance Policies as in effect on the date hereof; provided, however, that following the Closing, the Company and any Subsidiary shall not be entitled to make claims under the Insurance Policies in respect of Post-Closing Claims to the extent that the Company or the applicable Subsidiary has been fully compensated for its Losses in respect of such Post-Closing Claims by reason of the operation of Section 10 hereof.

     6.17. Divestiture.   If at any time prior to or subsequent to the
Closing, Buyer shall cease to operate or shall vacate or transfer to any Person, or shall agree to cease to operate or to vacate or transfer to any Person, any store designated as a "Seller Store" or "Buyer Store" listed on the document captioned "Divestiture and Failed Consent Store Schedule" initialed by the parties (the "Store Schedule") (any store so listed on such schedule being referred to in this Section 6.17 and in Section 6.18 as an "Affected Store") as the result of any agreement with or order of any Governmental Authority (including, without limitation, an order consented to by Buyer) related to any written inquiry, investigation or complaint by any Governmental Authority received by Buyer prior to or within one year after the Closing, the parties agree as follows:

           6.17.1. Open Stores. If the Affected Store is listed on the Store Schedule under the caption "Open Store Schedule," Seller shall, upon written notice thereof furnished to Seller by Buyer at any time within 30 days following the cessation of operations, vacation or transfer of such Affected Store pursuant to such agreement or order, promptly pay to Buyer an amount in cash equal to 3 multiplied by, in the case of a Seller Store, the store contribution for such store as listed on the Open Store Schedule or, in the case of a Buyer Store, the store contribution for such store for the fiscal year of Buyer ended January 28, 1995 as certified to Seller by Buyer (and calculated in accordance with Buyer's customary methods of calculation thereof) (any such store contribution of either a Seller Store or a Buyer Store being referred to herein as "Store Contribution"), but in no event shall the amount of any such payment be less than $250,000; provided that in respect of any Seller Store that was in operation for less than all of the Company's fiscal year ended December 31, 1994 or opened thereafter (a "New Seller Store") or any Buyer Store that was in operation for less than all of Buyer's fiscal year ended January 28, 1995 or opened thereafter (a "New Buyer Store"), the Store Contribution shall be equal to the Assumed Store Contribution. The term "Assumed Store Contribution" shall mean 66% of the weighted average Store Contribution (such weighting to be based on sales volumes) for the applicable fiscal year for Similar Sales Volume Stores of Seller in the case of a New Seller Store or of Buyer in the case of a New Buyer Store. The term "Similar Sales Volume Stores" shall mean (i) in the case of a New Seller Store, Seller Stores (other than New Seller Stores) that produced sales volume for the fiscal year of Seller ended December 31, 1994 equal to at least 90% and not more than 110% of the sales volume of the applicable New Seller Store for the most recent full 12 calendar months for which such New Seller Store has been in operation prior to the Closing Date (or if such New Seller Store has been in operation for less than 12 full calendar months prior to the Closing Date, then the annualized sales volume based upon the number of full calendar months for which such New Seller Store has been in operation prior to the Closing
     Date) and (ii) in the case of a New Buyer Store, Buyer Stores (other than New Buyer Stores) that produced sales volume for the fiscal year of Buyer ended January 28, 1995 equal to at least 90% and not more than 110% of the sales volume of the applicable New Buyer Store for the most recent full 12 calendar months for which such New Buyer Store has been in operation prior to the Closing Date (or if such New Buyer Store has been in operation for less than 12 full calendar months prior to the Closing Date, then the annualized sales volume based upon the number of full calendar months for which such New Buyer Store has been in operation prior to the Closing Date.)

           6.17.2. Closed Stores. If the Affected Store is listed on the Store Schedule under the caption "Closed Stores Schedule," Seller shall, subject to the provisions of this Section 6.17.2 regarding dispute resolution, upon written notice thereof furnished to Seller by Buyer at any time or from time to time within two years following any such cessation of operations, vacation or transfer of such Affected Store pursuant to such agreement or order, promptly pay to Buyer an amount (in aggregate) that constitutes 50% of Buyer's Closed Store Damages with respect to such cessation, vacation or transfer, but in no event more than $250,000. "Buyer's Closed Store Damages" shall mean the present value (applying a discount rate of 9%) of all actual Losses that are incurred by Buyer as a result of such cessation, vacation or transfer, after netting out from such amount the present value (applying a discount rate of 9%) of all actual Losses that Buyer reasonably would have been expected to incur if such store had been voluntarily closed by Buyer in the ordinary course of business. If the parties fail to agree upon the amount payable from Seller to Buyer in the event of an occurrence subject to this Section 6.17.2, the parties shall first use commercially reasonable efforts to resolve such disagreement among themselves. If such disagreement shall not have been resolved within 30 days following delivery of a notice by Buyer to Seller referred to in the first sentence of this
     Section 6.17.2, the dispute shall be submitted to Alternative Accountants for resolution within 30 calendar days after submission. The determination of the Alternative Accountants as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All determinations pursuant to this Section 6.17 shall be in writing and shall be delivered to the parties hereto. Any award made pursuant to this Section 6.17 may be entered in and enforced by any court referred to in Section 11.1 hereof and the parties hereby consent and submit themselves to the jurisdiction of any such court for purposes of the enforcement of any such award.

     Buyer agrees to keep Seller generally apprised of the status of any written inquiry, investigation or complaint by any Governmental Authority that may result in an event to which this Section 6.17 would apply. Buyer and Seller agree that the provisions of this Section 6.17 constitute a material inducement upon which each is relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby, and that the Purchase Price has been determined in light of the provisions of this Section 6.17.
Buyer and Seller acknowledge and agree that the amount of Losses that will be incurred by Buyer will be difficult or impossible to determine if an event occurs which is the subject matter of this Section 6.17 and that the payments required under this Section 6.17 are intended to compensate Buyer for such Losses and to be the sole remedy for such Losses. Buyer shall have no duty to take any action in respect of any such event for the purpose of mitigating such Losses.

     6.18. Failed Consents.

     If prior to the first anniversary of the Closing Date, neither Seller nor Buyer has received any written objection from a lessor or sublessor (a "Landlord") under a lease or other Contractual Obligation for any Seller Store indicating that a consent or other approval (a "Consent") of such Landlord is required under such lease or other Contractual Obligation in connection with the transactions contemplated hereby, a Consent shall be deemed to have been delivered with respect to such lease or other Contractual Obligation (a "Delivered Lease"). If prior thereto either Seller or Buyer has received any such written objection from a Landlord, the related lease or other Contractual Obligation shall not be considered a Delivered Lease until (a) two (2) years have elapsed from the Closing Date without the commencement of legal proceedings by such Landlord against Seller, Buyer, the Company or any of its Subsidiaries or (b) such Landlord irrevocably withdraws its objections in writing or legal proceedings having been commenced within two years after the Closing Date are discontinued with prejudice or otherwise finally resolved against such Landlord without further right of appeal on the part of such Landlord. If legal proceedings are commenced against Seller, Buyer, the Company or any Subsidiary regarding any such Consent more than two (2) years after the Closing Date, Buyer shall be responsible for defending such action at Buyer's sole cost and expense.

     If at any time prior to or subsequent to the Closing, Buyer or any of its Subsidiaries shall be required by court order, judgment or other proceeding, or any settlement of any such proceeding, to cease to operate or to vacate any Affected Store (other than a Store covered by a Delivered Lease) designated as a "Seller Store" on the Store Schedule (an "Eviction"), or shall reasonably agree to an increase in the rent (including, without limitation, rent retroactive to the Closing) (a "Rent Increase") for any Affected Store (other than a Store covered by a Delivered Lease) designated as a Seller Store on the Store Schedule, in either case as the result of any alleged breach or default under, or lessor's or sublessor's right of termination under, the lease or other Contractual Obligation applicable to such store primarily as a result of the transactions contemplated hereby, the parties agree as follows:

     6.18.1. Evictions.  In the case of an Eviction:

                    (i) If such Affected Store is listed on the Store Schedule under the caption "Open Store Schedule," Seller shall, upon written notice thereof furnished to Seller by Buyer at any time within 30 days following the cessation of operations or vacation of such Affected Store, promptly pay to Buyer an amount in cash equal to 3 multiplied by the Store Contribution for such store but in no event less than $250,000.

                    (ii) If such Affected Store is listed on the Store Schedule under the caption "Closed Stores Schedule," Seller shall, subject to the provisions of this Section 6.18.1(ii) regarding dispute resolution, upon written notice thereof furnished to Seller by Buyer at any time or from time to time within two years following any such cessation of operations or vacation of such Affected Store, promptly pay to Buyer an amount that constitutes 50% of Buyer's Closed Store Damages with respect to such cessation or vacation, but in no event more than $250,000. If the parties fail to agree upon the amount payable from Seller to Buyer in the event of an occurrence subject to this clause (ii), such dispute shall be resolved in the manner and on the terms set forth for the resolution of disputes in Section 6.17.2 (with references therein to Section 6.17.2 being understood to apply to this clause (ii)).

             6.18.2.  Rent Increases.  In the event of a Rent Increase:

                     (i) If such Affected Store is listed on the Store Schedule under the caption "Open Store Schedule" Seller shall, upon written notice thereof furnished to Seller by Buyer at any time within 30 days following the date Buyer, the Company, any Subsidiary or any of their respective Affiliates enters into an agreement providing for a Rent Increase with respect to such Affected Store, promptly pay to Buyer in cash an amount equal to 50% of the present value (applying a discount rate of 9%) of the increase in rent for the remainder of the current lease term and, only if the rent increase is applicable thereto, any available renewals thereof under the applicable lease. A rent increase shall not be deemed a Rent Increase unless the existing minimum or base rent (the "Original Minimum Rent") for the applicable lease is increased from such Original Minimum Rent to a new minimum rent (the "New Minimum Rent") more than the sum of the Original Minimum Rent and the percentage rent (if any) paid on such lease for the most recent twelve-month period ending prior to the Closing Date governing percentage rent and the breakpoint used to calculate the percentage rent is adjusted to reflect the New Minimum Rent. In no event shall the amount required to be paid under this Section 6.18.2(i) exceed the amount which Seller would be required to pay under Section 6.18.1(i) if the applicable store were subject to an Eviction.

                     (ii) If such Affected Store is listed on the Store Schedule under the caption "Closed Stores Schedule," Seller shall have no liability for any Rent Increase.

     Buyer agrees to keep Seller generally apprised of the status of any matter that may result in an event to which this Section 6.18 would apply. Buyer and Seller agree that the provisions of this Section 6.18 constitute a material inducement upon which each is relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby, and that the Purchase Price has been determined in light of the provisions of this
Section 6.18. Buyer and Seller acknowledge and agree that the amount of Losses that will be incurred by Buyer will be difficult or impossible to determine if an event occurs which is the subject matter of this Section 6.18 and that the payments required under this Section 6.18 are intended to compensate Buyer for such Losses and to be the sole remedy for such Losses. Buyer shall have no duty to take any action in respect of any such event for the purpose of mitigating such Losses

     6.19. No Solicitation or Employment. Except as provided by law, for a period beginning on the date hereof and ending two years after the Closing Date, neither the Seller nor any of its Affiliates shall solicit to employ or employ any individual who is an employee of the Company or any of its Subsidiaries on the date hereof, or at any time following the date hereof, and who on or prior to the Closing Date occupies a home office position (other than a secretarial or clerical position) or a management position, unless at least six months shall have elapsed following the Closing and following the cessation of such individual's employment with Buyer or any of its Affiliates. The restrictions of this Section 6.19 shall not apply to any individual listed on the document entitled "Listed Employees" initialed by the parties to the extent specified therein. Any individual specified therein shall be treated for purposes of
Section 9 of this Agreement and all other purposes as between the parties in the manner specified in such document.

     6.20. Manchester, CT and Staten Island, NY Stores; Etc. Prior to the Closing, Seller or any Affiliate of Seller and the Company shall enter into leases for the stores of the Company open or to be opened in Manchester, Connecticut and Staten Island, New York on the terms set forth in Schedule 6.20.

7. CONDITIONS TO THE OBLIGATION TO CLOSE OF BUYER. The obligations of Buyer at the Closing to purchase the Shares and to execute and deliver the Closing Agreements to which it is party are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by Buyer in its sole discretion:

     7.1.  Representations, Warranties and Covenants.

           7.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of Seller contained in this Agreement or any Closing Agreement that include qualifications as to materiality or Material Adverse Effect shall be true and correct as of the Closing and all other representations and warranties of Seller contained in this Agreement or any Closing Agreement shall be true and correct in all material respects as of the Closing, in each case with the same force and effect as if such representations and warranties were made at and as of the Closing.

           7.1.2. Performance of Agreements. Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement or any Closing Agreement to be performed or satisfied by it at or prior to the Closing.

           7.1.3. Closing Certificate. At the Closing, Seller shall furnish to Buyer an unqualified certificate, signed by the President or Chief Financial Officer of Seller, dated the Closing Date, to the effect that the conditions specified in Sections 7.1.1 and 7.1.2 hereof have been satisfied.

     7.2. Closing Agreements. At or prior to the Closing, the parties thereto other than Buyer shall have entered into each of the following Agreements (the "Closing Agreements"), in substantially the form thereof attached hereto without change other than such changes as may be reasonably satisfactory to Buyer:

           (i) a Transitional Services Agreement having substantially the terms set forth in Schedule 7.2(i) (the "Transitional Services Agreement");

           (ii)  the Preferred Stock Subscription Agreement;

           (iii)  the Standstill and Registration Rights Agreement.

     7.3. Legality; Governmental Authorization; Litigation. Buyer's purchase of and payment for the Shares, and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement (other than any Permit). All necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Governmental Authority that seeks to delay, enjoin or otherwise make illegal the consummation of the transactions contemplated hereby; provided that if such Action shall have been instituted by a non-federal Governmental Authority, there must be a reasonable likelihood that the result of such Action could be to delay, enjoin or otherwise make illegal Buyer's purchase of the Shares or the consummation of any other transaction contemplated hereby.

     7.4. Affiliate Debt. There shall not be outstanding any Affiliate Debt. In addition, there shall not be outstanding any Debt or other advances owed to the Company or any Subsidiary by Seller or any of its Affiliates or by any present or former employee, stockholder or director of Seller.

     7.5. Financing. Buyer shall have obtained the funds to be provided pursuant to the Commitment Letter, unless Buyer shall have failed to have obtained such funds exclusively as a result of Buyer's failure to pay any fees or expenses required to be paid by Buyer under the Commitment Letter.

     7.6. Opinion of Counsel. Seller shall have furnished Buyer with favorable opinions of Davis Polk & Wardwell and Arthur V. Richards, general counsel of Seller, each dated the Closing Date, in substantially the forms of Exhibits C-1 and C-2 hereto.

     7.7. General. Seller shall have furnished Buyer with such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as it may reasonably request in connection with the transactions contemplated hereby, including, without limitation (i) an instrument of assumption by Seller of the Excluded Liabilities, (ii) either a "sworn affidavit" or a "qualifying statement" that complies with Section 1445 of the Code and (iii) such director and officer resignation letters as Buyer may reasonably have requested of any of the officers or directors of the Company or any Subsidiary prior to Closing.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF SELLER. The obligations of Seller at the Closing to sell and transfer the Shares and to execute and deliver the Closing Agreements to which it is party are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by Seller in its sole discretion:

     8.1.  Representations, Warranties and Covenants.

           8.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement or any Closing Agreement that include qualifications as to materiality shall be true and correct as of the Closing and all other representations and warranties of Buyer contained in this Agreement or any Closing Agreement shall be true and correct in all material respects as of the Closing, in each case with the same force and effect as if such representations and warranties were made at and as of the Closing.

           8.1.2. Performance of Agreements. Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement or any Closing Agreement to be performed or satisfied by Buyer at or prior to the Closing.

           8.1.3. Officer's Certificate. At the Closing, Buyer shall furnish to Seller an unqualified certificate signed by the President or Senior Vice President - Finance and Chief Financial Officer of Buyer dated the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and
     8.1.2 hereof have been satisfied.

     8.2.  Closing Agreements; Buyer Stock.  At or prior to the Closing,
Buyer shall have entered into each of the Closing Agreements to which it is party, such agreements being in substantially the form attached hereto without change other than such changes as may be reasonably satisfactory to Seller, and Buyer shall have issued to Seller the Buyer Stock.

     8.3. Legality; Government Authorization; Litigation. Seller's sale of the Shares, and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement (other than any Permit). All necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Governmental Authority that seeks to delay, enjoin or otherwise make illegal the consummation of the transactions contemplated hereby; provided that if such Action shall have been instituted by a non-federal Governmental Authority there must be a reasonable likelihood that the result of such Action could be to delay, enjoin or otherwise make illegal Seller's sale of the Shares or the consummation of any other transaction contemplated hereby.

     8.4. Opinion of Counsel. Buyer shall have furnished Seller with favorable opinions of Ropes & Gray and Jay Meltzer, Senior Vice President, General Counsel and Secretary of Buyer, each dated the Closing Date, in substantially the forms of Exhibits D-1 and D-2 hereto.

     8.5. General. Seller shall have received copies of such officers' certificates, good standing certificate, incumbency certificates and other customary closing documents as it may reasonably request in connection with the transactions contemplated hereby.

9.   EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS.

     9.1.  Definitions. As used in this Agreement:

           (a) the term "Employee" means an individual who, as of the Closing Date, is employed (including persons absent from active service by reason of layoff, illness, disability, or leave of absence, whether paid or unpaid) by the Company or any of its Subsidiaries.

           (b) the term "Former Employee" means an individual who at any time prior to the Closing Date was employed by the Company or any of its Subsidiaries, but excluding any such person who is an Employee.

           (c) the term "Company Plan" means each "employee benefit plan" as defined at Section 3(3) of ERISA which (i) is maintained, sponsored, contributed to, or participated in by Seller, the Company, any Subsidiary, any other Person in the same Controlled Group as any of the foregoing, or any of their respective predecessors, and (ii) covers or benefits one or more Employees or their spouses or dependents or with respect to which the Company or any of its Subsidiaries has or may have a material Liability.

           (d) the term "Benefit Arrangement" means each plan, arrangement, contract, policy or practice (any of the foregoing, an "arrangement") of Seller, the Company, any Subsidiary, any other Person in the same Controlled Group as any of the foregoing, or any of their respective predecessors, which arrangement (i) provides any of the following benefits, coverages or insurance: pension, profit-sharing, savings, bonus, stock bonus, supplemental pension, deferred compensation (including so-called "excess" or "top-hat" deferred compensation), health (including dental, vision, prescription drug and hospitalization), life insurance, short-term disability, long-term disability, severance, salary continuation, holiday, vacation, sick leave, scholarship, tuition assistance, dependent care spending, employee assistance, relocation, company car or automobile allowance, stock options, stock purchase, restricted stock, stock appreciation rights, phantom stock, or any other retirement, welfare, fringe benefit, or other employment- or service-related benefit (including any arrangement that facilitates the provision of such benefits, such as a "cafeteria plan" or spending account under Section 125 of the Code); (ii) covers or benefits one or more Employees or their spouses or dependents or with respect to which the Company or any Subsidiary has or may have a material Liability; and (iii) is not a Company Plan.

           (e) the term "Seller's Employee Stock Ownership Plan" means the Melville Corporation and Subsidiaries Employee Stock Ownership Plan, as amended from time to time.

           (f) the term "Seller's 401(k) Profit Sharing Plan" means the 401k Profit Sharing Plan of Melville Corporation and Affiliated Companies.

     9.2. Disposition of Company Plans and Benefit Arrangements. Except as otherwise provided in this Agreement, Seller shall take such steps as are necessary to ensure that, as of the Closing, the Company and its Subsidiaries shall cease to participate in all Company Plans and Benefit Arrangements, other than those Company Plans and Benefit Arrangements, if any, sponsored and maintained solely by the Company or its Subsidiaries. At Buyer's request, Seller shall continue to cover Employees (and eligible spouses or dependents) under the Company Plans which provide medical, life insurance and disability benefits, from the Closing Date until such day after the Closing Date not later than April 30, 1996 as Buyer shall specify (the "Benefit Transition Period"). Buyer shall pay the cost (including any employee contributions received by Buyer) of such coverage on the basis of an equitable allocation determined in accordance with the Transitional Services Agreement. Seller acknowledges Buyer's interest in integrating Employees into benefit programs currently maintained or to be established by Buyer, and to that end agrees promptly to transfer to Buyer such employee- and benefits-related records and other information relating to Employees and Former Employees as Buyer may reasonably request, and otherwise to cooperate with Buyer. If so requested by Buyer, Seller shall make reasonable endeavors, including correspondence and cooperation with insurers or service providers to facilitate the creation or continuation by Buyer of transition plans or arrangements for Employees similar to those Company Plans and Benefit Arrangements which provide welfare benefits or insurance coverage. Except as provided in Section 9.3, Section 9.4 or Section 9.5, after the Benefit Transition Period, Buyer shall make available to Employees medical, life-insurance and disability benefits on terms substantially comparable to those generally available to other employees of Buyer and its subsidiaries or to those available under the applicable Company Plan, without limitation for preexisting conditions other than any such condition or limitation (including, without limitation, preexisting condition exclusions, waiting periods, actively-at-work requirements, and other similar exclusions and conditions) as to which the relevant Company Plan provided only a conditional waiver and as to which the Employee (or in the case of his or her spouse or dependents, such spouse or dependents) had not, as of the Closing, satisfied the relevant conditions for such waiver. Buyer may provide, at Buyer's expense, or cause the Company and its Subsidiaries to continue or provide, at the Company's or its Subsidiaries' expense, such other benefits, if any, as Buyer in its sole discretion shall determine.

     9.3. Employment. Buyer may identify by separate letter to Seller individuals who will not continue in the employ of the Company or its Subsidiaries after the Closing, but any such individual, if employed immediately prior to the Closing, shall be treated for purposes of this Agreement as having been terminated following the Closing. Individuals who are Employees but who for any reason are not in active service at the Closing ("Non-Active Employees"), other than individuals described in the preceding sentence, shall be entitled to resume work for the Company or its Subsidiaries if and when they are able and willing to return to active service, subject to such limitations and restrictions, consistent with applicable law, as may apply under the Company's or Buyer's employment policies as in effect at the time of such return. Buyer shall cause the Company to retain all obligations relating to all vacation and personal holidays to which each individual who is an Employee immediately prior to the Closing is entitled as of the Closing under the applicable Company Plan or Benefit Arrangement in effect on the date hereof, and each such Employee shall be entitled to use and to be compensated for such vacation, sick days and personal holidays for the period ending December 31, 1995 under such Company Plan or Benefit Arrangement and for the period commencing January 1, 1996 in accordance with Buyer's policies and practices.

     9.4. Liabilities Retained or Assumed by Seller. From and after the Closing, the Seller shall, at its sole cost and expense, continue to provide and administer the benefits set forth below that are currently provided through Company Plans and Benefit Arrangements, and shall reimburse Buyer for other benefits to the extent specified below.

           (a) With respect to all Employees and their dependents, Seller shall provide and be liable for any and all medical, dental, vision and life insurance claims incurred, and other welfare and fringe benefits that are incurred or payable or for which claims for payment are made, on or before the Closing Date. In the case of any individual described in the first or second sentences of Section 9.4(b) who is receiving long-term disability benefits or worker's compensation (or employer's liability) benefits at the Closing, and his or her spouse and eligible dependents, Seller shall also provide and be liable for any and all welfare benefits and fringe benefits in accordance with the terms of the applicable Company Plan or Benefit Arrangement (including workers' compensation program) or a comparable replacement plan or arrangement of Seller, including without limitation any extended benefits, waiver of premium, survivor health, COBRA, conversion and any other applicable continuation of coverage provision, until such time, if any, as such individual returns to active service with the Company and its Subsidiaries, and without limiting the foregoing Seller shall be liable for all claims under such benefit programs that are incurred prior to the time such individual returns to active service with the Company and its Subsidiaries. In the case of any other individual who is described in the first or second sentences of Section 9.4(b) or who is not described in Section 9.4(b) but is receiving short-term disability (including salary continuation) benefits at the Closing (or who later receives short-term disability or salary-continuation benefits in respect of an injury, illness or other condition sustained or occurring on or prior to the Closing), and the spouse and eligible dependents of any such individual, Seller shall reimburse Buyer for any and all welfare benefit claims (other than short-term disability payments) incurred and fringe benefits provided prior to such time, if any, as such individual returns to active service with the Company and its Subsidiaries. Following the return to active service with the Company and its Subsidiaries of an individual described in the second sentence of
     Section 9.4(b), Seller shall continue to be liable for any continuing worker's compensation medical benefits to the individual, but Buyer shall be liable for other welfare and fringe benefits (including dependent coverage) and for any future workers' compensation claims with respect to the individual. For purpose of this Section, a claim will be deemed to have been incurred when an individual is provided with medical, dental, vision or other services that are covered expenses and give rise to the claim; provided that a claim for life insurance or similar death benefits will be deemed to have been incurred at time of death (except that any life insurance waiver-of-premium claims shall be deemed to have been incurred as of the date of disability).

           (b) Seller from and after the Closing shall continue to provide and be liable for long-term disability benefits in accordance with the terms of the applicable Company Plan or Benefit Arrangement (or under a comparable plan or arrangement of Seller) to each individual who as of the Closing is receiving long-term disability benefits or who later becomes entitled to long-term disability benefits relating to an injury, illness or other condition sustained or occurring on or prior to the Closing Date. Seller from and after the Closing shall continue to provide and be liable for workers' compensation benefits and employer's liability benefits in accordance with the terms of the applicable workers' compensation program and applicable law to each individual who as of the Closing is receiving workers' compensation benefits or employer's liability benefits or who later becomes entitled to workers' compensation benefits or employer's liability benefits relating to an injury, illness or other condition sustained or occurring on or prior to the Closing Date.

           (c) Without limiting the foregoing, Seller shall provide and remain liable for any and all continuation of coverage required under Sections 601 through 608 of ERISA and Section 4980B of the Code with respect to any person as to whom the qualifying event (as defined at Section 6503 of ERISA) occurred at or prior to the Closing, other than individuals identified pursuant to the first sentence of Section 9.3.

           (d) Without limiting the foregoing, Seller shall be liable for all Compensation (including deferred compensation and severance) and benefits related claims and liabilities arising prior to or on or after the Closing Date, including without limitation all claims and liabilities under Company Plans and Benefit Arrangements, with respect to any Person (and such Person's spouse and dependents and beneficiaries) who is or becomes a Former Employee or who dies prior to the Closing.

           (e) Any Liability for welfare and fringe benefits for which Seller is liable pursuant to this Section 9 shall not be reflected in the Closing Balance Sheet.

     9.5. Certain Severance Arrangements. Buyer agrees that any Employee whose employment is involuntarily terminated by Buyer other than for cause during the period commencing on the Closing Date and ending on the day which is six months after the Closing Date and who furnishes Buyer with a fully executed release satisfactory to Buyer (and the period, if any, within which such release may be revoked has expired) shall receive a severance benefit consisting of (i) cash severance determined in accordance with Schedule 9.5, plus (ii) any non-cash benefits to which the Employee would be entitled if the terms of Schedule 9.5A rather than the terms of Schedule 9.5 were applied, in each case based on the Employee's rate of pay, salary grade (or position) and service as of the Closing Date; provided, that Seller shall be liable and shall reimburse Buyer for the amount by which any cash severance determined in accordance with
Schedule 9.5 in respect of an involuntary termination other than for cause during such six-month period exceeds the applicable cash severance amount set forth in Schedule 9.5A, in each case based on the Employee's rate of pay, salary grade (or position) and service as of the Closing Date.

     9.6. Qualified Plans. Buyer shall take such steps as are necessary to enable Employees entitled to receive an eligible rollover distribution (as defined at Section 402(c)(4) of the Code) from Seller's Employee Stock Ownership Plan in connection with the Purchase to transfer the distribution in accordance with Section 402(c) of the Code to a tax-qualified plan maintained by Buyer. In the case of Seller's 401(k) Profit Sharing Plan, Seller shall cause account balances for affected participants to be transferred on a non-elective basis pursuant to section 414(l) of the Code to one or more 401(k) plan or plans designated by Buyer. Buyer shall not be obligated to cause its plans to accept
(i) any eligible rollover distribution or other transfer in respect of an individual who is not employed by Buyer or its subsidiaries at the time of the transfer, (ii) any assets other than cash or other property acceptable to the trustee of the recipient plan, or (iii) any transfer unless and until Buyer is reasonably satisfied that the transferor plan is, and Seller is reasonably satisfied that the transferee plan is, at the time of transfer, qualified under section 401(a) of the Code. In respect of any Employee described in clause (i) of the preceding sentence who becomes entitled to a distribution under Seller's 401(k) Profit Sharing Plan upon termination of employment after the Closing by the Company and its Subsidiaries, and as to any other Employee with respect to records under Buyer's control, Buyer agrees to cooperate with Seller in obtaining all necessary consents in respect of any distribution to be made from Seller's 401(k) Profit Sharing plan to such individual.

     9.7. Service Credit. Buyer shall take such steps as are necessary to ensure that for purposes of determining service for eligibility and, for qualified plans other than any defined benefit plan maintained by Buyer, vesting service under any of Buyer's employee benefit plans for which an Employee is otherwise eligible, an Employee's service shall include his or her service for the Company and the Persons in the same Controlled Group as the Company prior to Closing. Nothing herein shall be construed as requiring that pre-Closing service be credited under Buyer's plans for purposes of determining benefit accrual except for purposes of determining any individual's benefit under a vacation or severance plan.

     9.8. WARN Act. Buyer shall indemnify Seller and its Affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them under the Worker Adjustment and Retraining Notification Act or any state or Puerto Rico plant closing or notification law arising out of, or relating to, any actions taken by Buyer or the Company or any Subsidiary after the Closing. Seller shall indemnify Buyer and its Affiliates (including, without limitation, the Company and each Subsidiary of the Company from and after the Closing) and hold each of them harmless from and against any Losses that may be incurred or suffered by any of them under the Worker Adjustment and Retraining Notification Act or any state or Puerto Rico plant closing or notification law arising out of, or relating to, any actions taken by Seller or the Company or any Subsidiary of the Company before the Closing.

10.  INDEMNIFICATION.

     10.1. Indemnification. Seller (in its capacity as indemnifying party, the "Indemnifying Party") hereby agrees to indemnify each of Buyer and its Affiliates (including, without limitation, the Company and each Subsidiary of the Company from and after the Closing) (each in its capacity as indemnified party, an "Indemnitee") and hold each of Buyer and such Affiliates harmless, and Buyer (in its capacity as indemnifying party, the "Indemnifying Party") hereby agrees to indemnify Seller and its Affiliates other than the Company or any Subsidiary of the Company (each in its capacity as indemnified party, an "Indemnitee") and hold each of Seller and such Affiliates harmless, from, against and in respect of any and all Losses arising from or related to any of the following:

           10.1.1.  Seller.  In the case of Seller as Indemnifying Party:

                 (i) any breach of or inaccuracy in (or any allegation by any third party of facts which, if true as alleged, would constitute such a breach or inaccuracy in) any representation or warranty made by or on behalf of Seller in this Agreement (including, without limitation, the Schedules hereto) or in any Closing Agreement or other document, instrument or certificate delivered pursuant hereto (as such representation or warranty would read if all qualifications as to knowledge, materiality or Material Adverse Effect were deleted therefrom);

                 (ii) any breach or violation of any covenant or agreement made by Seller in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto;

                 (iii)  any Excluded Liability;

                 (iv) any Liability of the Company or any of its Subsidiaries for Taxes (other than Taxes for which Seller indemnifies Buyer pursuant to Section 6.7) of any Person other than the Company or such Subsidiaries;

                 (v) any Liability of the Company related to Company Plans and Benefit Arrangements to the extent they relate to Persons other than Employees; or

                 (vi) any Liability of the Company or any of its Subsidiaries arising solely as a result of the Company or any of its Subsidiaries being a member of a group of companies or other entities controlled by Seller or any other Person (other than the Company or any of its Subsidiaries) prior to the Closing; or

                 (vii) any Liability asserted by any Governmental Authority against the Company or any Subsidiary with respect to the escheat of any unclaimed funds or asset which are asserted to have become payable to such Governmental Authority (x) prior to the Closing Date, or (y) subsequent to the Closing Date as a consequence of specific transactions or events that occurred prior to the Closing Date (such as the sale of gift certificates, etc.) to the extent such amounts claimed by such Governmental Authority, when treated in the same manner as other Liabilities in such category on the Company Net Assets Statement (i.e., the obligation to redeem gift certificates),
                             - -
           result in the total obligations of the Company and its Subsidiaries exceeding the amount carried on the Company Net Assets Statement for such category of Liability.

           10.1.2.  Buyer.  In the case of Buyer as Indemnifying Party:

                 (i) any breach of or inaccuracy in (or any allegation by any third party of facts which, if true as alleged, would constitute such a breach or inaccuracy in) any representation or warranty made by or on behalf of Buyer in this Agreement (including, without limitation, the Schedules hereto) or in any Closing Agreement or other document, instrument or certificate delivered pursuant hereto;

                 (ii) any breach or violation of any covenant or agreement made by Buyer in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto;

                 (iii) any Liability of Seller or any of its Affiliates arising out of, with respect to or in connection with any Guarantee of any Lease of the Company or any of its Subsidiaries other than to the extent the obligations under such Guarantee or Lease constitute an Excluded Liability; or

                 (iv) any Liability incurred by Seller or any of its Affiliates at any time after the Closing arising out of, with respect to or in connection with the Business or any matter or circumstance involving the Company or any of its Subsidiaries, other than (a) any Excluded Liabilities (b) any Losses covered by Section 6.7 or the indemnity in
           Section 10.1.1. or (c) any Losses arising out of an illegal or tortious course of conduct on the part of Seller or any of its Affiliates.

     10.2. Time Limitation on Indemnification. Notwithstanding the foregoing, no claim may be made or suit instituted under any provision of this Section 10 more than 90 days following the availability of the audited financial statements of Buyer for its fiscal year ending nearest to January 31, 1997 (the "General Survival Period") except for Reserved Claims. The term "Reserved Claims" shall mean (a) all claims as to which any Indemnitee has given any Indemnifying Party notice on or prior to the end of the General Survival Period or, if later, for a claim referred to in clause (c) or (d) of this sentence, on or prior to the end of the period by which such claim may be made in accordance with this Section 10.2, (b) all claims by any Indemnitee based upon an alleged or actual breach of or inaccuracy in the representations or warranties contained in Sections 4.1, 4.19, 5.1 or 5.7 or contained in Section 3.1.2 or 3.1.3(b) of the Preferred Stock Subscription Agreement (but only insofar as said Section 3.1.3(b) relates to the General Corporation Law of the State of Delaware), (c) all claims by any Indemnitee based upon an alleged or actual breach of or inaccuracy in the representations or warranties contained in Section 4.15, (d) all claims based upon an alleged or actual breach of or inaccuracy in the representations or warranties contained in Section 4.14 and all claims pursuant to clause (vii) of
Section 10.1.1, (e) all claims pursuant to clauses (ii), (iii), (iv), (v) or
(vi) of Section 10.1.1 or clause (ii), (iii) or (iv) of Section 10.1.2 and (f) all claims based upon fraud. As to the Reserved Claims referred to in clause (c) of the definition thereof, no claim may be made or suit instituted after five years from the Closing Date. As to Reserved Claims referred to in clause (d) of the definition thereof, no claim may be made or suit instituted after thirty
(30) days after the expiration of the applicable statute of limitations. As to Reserved Claims referred to in clause (a), (b), (e) or (f) of the definition thereof, any claim may be made or suit instituted at any time without limitation.

     10.3. Monetary Limitations on Seller's Indemnification. Except with respect to claims (i) arising out of the representations or warranties contained in Section 4.1, 4.14 or 4.19, (ii) under clauses (ii), (iii), (iv), (v) or (vi) of Section 10.1.1 hereof, or (iii) referred to in clause (f) of the definition of Reserved Claims, Seller as Indemnifying Party shall not have any obligation to indemnify Buyer or any of its Affiliates as Indemnitees under Section 10.1.1 in respect of any Loss incurred by Buyer and/or any of its Affiliates as Indemnitees unless the aggregate cumulative total of all Losses (other than Losses arising out of claims referred to in clauses (i), (ii) and (iii) of this sentence) incurred by Buyer and/or any of its Affiliates as Indemnitees exceeds $10,000,000, whereupon Buyer and each of its Affiliates as Indemnitees shall be entitled to indemnification for the aggregate cumulative amount of such Losses in excess of $5,000,000. With respect to claims referred to in clauses (i), (ii) or (iii) of the first sentence of this Section 10.3, no such minimum dollar limitation shall apply.

     10.4. Certain Matters of Construction. References in this Section 10 to claims with respect to or based upon a representation or warranty set forth in a particular Section or Schedule shall be deemed to include without limitation claims relating to such representations or warranties based upon the certificates to be furnished pursuant to Sections 7.1.3 and 8.1.3 hereof.

     10.5. Third Party Claims. Promptly after the receipt by any Indemnitee of notice of the commencement of any Action against such Indemnitee by a third party (other than any Action relating to Taxes or any Tax Return, which shall be governed by Section 6.7) such Indemnitee shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Section 10, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such Action, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnitee, provided that the Indemnifying Party so notifies the Indemnitee within 15 days after receipt of such notice and then actually commences the defense of such Action, and otherwise the Indemnitee shall have the right to defend such Action and the Indemnifying Party will reimburse the Indemnitee promptly and periodically for the costs of defending against such Action, including attorneys' fees and expenses. If the Indemnifying Party is defending such Action, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such Action. The Indemnifying Party will not be liable for any judgment or settlement with respect to such Action effected without its prior written consent (unless the Indemnifying Party is not conducting the defense of such Action pursuant to the provisions of this Section 10.5).

     10.6. No Circular Recovery. Seller hereby agrees that it will not make any claim for indemnification against Buyer, Company or any of its Subsidiaries by reason of the fact that it or any of its officers, directors, agents or other representatives was a controlling person, director, officer, employee, agent or other representative of the Company or any of its Subsidiaries or was serving as such for another Person at the request of the Company or any Subsidiary of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Charter, By-law, Contractual Obligation or otherwise) with respect to any Action brought by Buyer or any of its Affiliates against Seller (whether such Action is pursuant to this Agreement, applicable law, or otherwise).

     10.7. Nature of Indemnification Payments. Any and all indemnification payments pursuant to this Section 10 shall be deemed for all purposes to be adjustments to the Purchase Price.

     10.8. Exclusive Remedy. Notwithstanding anything to the contrary in this
Section 10, Section 6.7 hereof (and not this Section 10) shall be the exclusive remedy for any breach of or inaccuracy in any representation or warranty contained in Section 4.12 and any claim in respect of Taxes referred to in said
Section 6.7, and no claim may be made or suit instituted under Section 6.7 after 30 days after the expiration of the applicable statute of limitations. After the Closing, this Section 10 (other than as set forth in the immediately preceding sentence) will provide the exclusive remedy for any breach of or inaccuracy in any representation or warranty referred to in this Section 10, any breach or violation of any covenant or other agreement referred to in this Section 10 (other than as provided in Section 3.4), or other claim arising out of this Agreement, any Closing Agreement or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, Buyer and, effective at the Closing, the Company and its Subsidiaries hereby waive all rights for contribution or any other rights of recovery (except as otherwise provided in this Section 10) with respect to any Losses arising under or related to Environmental Laws that it might have by statute or otherwise against Seller insofar as such rights relate to the real property listed on Schedule 4.5.1 or any real property subject to any Lease. Notwithstanding anything in this Agreement to the contrary, (a) Seller shall not be responsible for indemnifying Buyer or any of its Affiliates (including the Company and any of its Subsidiaries after the Closing) for any Losses pursuant to this Section 10 (to the extent such indemnification relates to environmental conditions, contamination, release of Hazardous Substances or any other environmental matters (each, an "Environmental Condition")) unless (i) Buyer or any of its Affiliates is required to incur such Losses pursuant to any Environmental Law or any Governmental Order or by any Governmental Authority or (ii) in the reasonable judgment of Buyer, investigation, remediation, clean up or any other action is required in connection with such Environmental Condition due to a substantial risk to human health or the environment; provided that Buyer shall
                                                     --------
exercise all reasonable efforts to (A) limit or reduce any such remediation or cleanup to the extent reasonable and (B) conduct such remediation or cleanup efficiently and taking into account economic considerations to the same extent as would a prudent business person. Prior to undertaking any remediation, cleanup or other action (other than investigation) referred to in clause (ii) of the immediately preceding sentence with respect to any Environmental Condition which has resulted from the actions of a lessee of the Company or any of its Subsidiaries or a known third party, Buyer shall notify such lessee or known third party of such Environmental Condition in writing and shall request therein that such lessee or known third party undertake or pay for such cleanup, remediation or other action. If such lessee or known third party (i) does not agree in writing, and in Buyer's reasonable judgment does not otherwise agree, to undertake or pay for such cleanup, remediation or other action within 60 days of receipt of such notice from Buyer, (ii) does so agree within such time period but in Buyer's reasonable judgment does not have the resources to comply with such agreement, or (iii) does so agree within such time period but does not diligently pursue such cleanup, remediation or other action, Buyer may undertake such cleanup, remediation or other action. Buyer shall, prior to or after commencing cleanup, remediation or other action (other than investigation) in accordance with this Section 10.8, take such actions as Seller shall reasonably request, at the cost and expense of Seller, for the purpose of making any such lessee or known third party undertake or pay for such cleanup, remediation or other action, including without limitation pursuing the remedies available to the Company or any of its Subsidiaries under the Stock Purchase Agreement dated as of April 20, 1994 between Marshalls, Inc. and NYDS Holding Limited.

11.  CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

     11.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the Federal courts located in the County of New York, State of New York, and in the event that such Federal courts shall not have subject matter jurisdiction over the relevant proceeding, then of the state courts located in the County of New York, State of New York, for the purpose of any Action arising out of or based upon this Agreement or any Closing Agreement or relating to the subject matter hereof or thereof or the transactions contemplated hereby or thereby, (ii) hereby waives, and agrees to cause each of its Subsidiaries and Affiliates to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries and Affiliates to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or any other Closing Agreement, or the subject matter hereof or thereof, may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Subsidiaries or Affiliates to commence any Action arising out of or based upon this Agreement or any Closing Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.9 hereof is reasonably calculated to give actual notice.

     11.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER CLOSING AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS

CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY BUYER THAT THIS SECTION 11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH BUYER IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.  TERMINATION.

     12.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

           (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

           (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event that any representation or warranty made by or on behalf of Seller herein or pursuant hereto or in any Closing Agreement containing qualifications as to materiality or Material Adverse Effect shall have been inaccurate when made, or any other representation or warranty made by or on behalf of Seller herein or in any Closing Agreement shall have been inaccurate in any material respect when made, or in each case if then made would be so inaccurate, and such inaccuracy is not capable of cure or if capable of cure is not so cured within a reasonable period following notice of such inaccuracy, (ii) in the event that Seller materially breaches or violates any covenant or agreement contained herein or in any Closing Agreement to be performed by Seller and such breach or violation is not capable of cure or if capable of cure is not so cured within a reasonable period following notice of such breach or violation, or (iii) if the Closing shall not have occurred on or before January 31, 1996 by reason of the failure of any condition set forth in Section 7 hereof to be satisfied (unless the failure results primarily from the failure of any representation or warranty made by or on behalf of Buyer herein or in any Closing Agreement containing qualifications as to materiality or Material Adverse Effect to be true and correct or any other representation or warranty made by or on behalf of Buyer herein or in any Closing Agreement to be true and correct in all material respects or from the material breach or violation by Buyer of any covenant or agreement contained herein or in any Closing Agreement.

           (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event that any representation or warranty made by or on behalf of Buyer herein or pursuant hereto or in any Closing Agreement containing qualifications as to materiality or Material Adverse Effect shall have been inaccurate when made, or any other representation or warranty made by or on behalf of

     Buyer herein or in any Closing Agreement shall have been inaccurate in any material respect when made, or in each case if then made would be so inaccurate, and such inaccuracy is not capable of cure or if capable of cure is not so cured within a reasonable period following notice of such inaccuracy, (ii) in the event that Buyer materially breaches or violates any covenant or agreement contained herein or in any Closing Agreement to be performed by Buyer and such breach or violation is not capable of cure or if capable of cure is not so cured within a reasonable period following notice of such breach or violation, or (iii) if the Closing shall not have occurred on or before January 31, 1996 by reason of the failure of any condition set forth in Section 8 hereof to be satisfied (unless the failure results primarily from the failure of any representation or warranty made by or on behalf of Seller herein or in any Closing Agreement containing qualifications as to materiality or Material Adverse Effect to be true and correct or any other representation or warranty made by or on behalf of Seller herein or in any Closing Agreement to be true and correct in all material respects or from the material breach or violation by Seller of any covenant or agreement contained herein or in any Closing Agreement).

     12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all obligations of the parties hereunder (other than the obligations under Sections 6.3, 6.8, 6.9 (insofar as Section 6.9 relates to Buyer and its Subsidiaries), 11.1, 11.2, 13.1, 13.2, 13.8, 13.9,
13.11 and 13.13, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination shall relieve any party from any liability arising from or relating to breach prior to termination.

13.  MISCELLANEOUS.

     13.1. Entire Agreement; Waivers. This Agreement, the Closing Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by Buyer, by Buyer and (ii) in the case of a waiver by Seller, by Seller.

     13.2. Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by Buyer and Seller.

     13.3. Survival, etc. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including, without limitation, the

Schedules hereto), or pursuant to any document, certificate or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material and relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto or any opportunity therefor (including without limitation the availability for review of any document), and, subject to the provisions of
Section 10, shall survive the execution and delivery of this Agreement and the Closing. Neither the period of survival nor the liability of any party with respect to such party's representations, warranties covenants and agreements shall be reduced by any investigation made at any time by or on behalf of any party. If written notice of a claim has been given prior to the expiration of any time period set forth herein for any such notice by a party in whose favor such representations, warranties, covenants or agreements have been made to any party that made such representations, warranties, covenants or agreements, then the relevant representations, warranties, covenants or agreements shall survive as to such claim until such claims have been finally resolved.

     13.4. Independence of Representations and Warranties. The parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists any other representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

     13.5. Severability. In the event that any provision hereof (including, without limitation, any of the provisions of Section 6.9 hereof) would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof (including, without limitation, each of the provisions of Section 6.9 hereof) are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     13.6. Knowledge. Whenever reference is made herein to the knowledge of any Person with respect to any matter, it is understood that such knowledge extends only to the officers of such Person (and in the case of Seller, the officers of the Company or any of its Subsidiaries) having responsibility for the areas of such Person's (and in the case of Seller, also the Company's or any of its Subsidiaries') business covering such matter, which officers have made an inquiry that is reasonably appropriate to determine the accuracy of the statement in question or, in the case of Actions, have made an inquiry that is reasonably appropriate to determine the existence of Actions threatened in writing against such Person (and in the case of Seller, against the Company or any of its Subsidiaries).

     13.7. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) Seller may not assign or transfer (by operation of law or otherwise) any of its rights or obligations hereunder, (ii) Buyer may assign its rights and obligations hereunder (other than to issue the Buyer Stock) to an Affiliate of Buyer (but Buyer shall not be relieved of its obligations hereunder), and (iii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

     13.8. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecopy or similar teletransmission), addressed as follows:

      If to Seller, to it at:         Melville Corporation
                                      One Theall Road
                                      Rye, New York  10580
                                      Telecopier: 914-925-4052
                                      Attention: Chief Executive Officer, Chief
                                                  Financial
                                                 Officer and General Counsel


              With a copy to:         Davis Polk & Wardwell
                                      450 Lexington Avenue
                                      New York, New York  10017
                                      Telecopier:  212-450-5744
                                      Attention: Dennis S. Hersch

       If to Buyer, to it at:         The TJX Companies, Inc.
                                      770 Cochituate Road
                                      Framingham, MA  01701
                                      Telecopier: 508-390-2457
                                      Attention: President and General Counsel

              With a copy to:         Ropes & Gray
                                      One International Place
                                      Boston, MA  02110
                                      Telecopier:  617-951-7050
                                      Attention:   Arthur G. Siler, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a telecopy, by receipt of a transmission confirmation form or the addressee's confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three Business Days after being sent, if sent by registered or certified mail, with first-class postage prepaid. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     13.9. Public Announcements. At all times at or before the Closing, no party hereto will issue or make any reports, statements or releases to the public or generally to the suppliers or other Persons to whom Buyer or the Company sells goods or provides services or with whom Buyer or the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

     13.10. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

     13.11. Third Party Beneficiaries. Except as otherwise provided in Section 10, nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties, the Company or their respective transferees, successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     13.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive law of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Purchase Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

       SELLER:                MELVILLE CORPORATION



                              By    /s/ H. Rosenthal
                                ----------------------------
                                Name:  Harvey Rosenthal
                                Title:    President



       BUYER:                 THE TJX COMPANIES, INC.


                              By   /s/ Donald G. Campbell
                                -------------------------
                                Name:  Donald G. Campbell
                                Title: Chief Financial Officer

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